As filed with the Securities and Exchange Commission on January 25, 2002
                                          Registration No. 333-76188


               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549
                       __________________
                       AMENDMENT NO. 1 TO
                      FORM S-3 ON FORM SB-2
                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933
                       __________________

                      OCG TECHNOLOGY, INC.
     (Exact name of Registrant as specified in its Charter)
                       __________________

          Delaware                                 13-2643655
--------------------------------              -------------------
(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization)               Identification Number)

                        56 Harrison Street
                    New Rochelle, New York 10801
                        (914) 576-8457
          --------------------------------------------------
           (Address, including zip code, and telephone number,
                including area code, of Registrant's
                     principal executive offices)
                       __________________

                  Edward C. Levine, President
                       OCG TECHNOLOGY, INC.
                       56 Harrison Street
                  New Rochelle, New York 10801
                         (914) 576-8457
       -------------------------------------------------------
      (Name, address, including zip code, and telephone number,
             including area code, of agent for service)
                       __________________

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable, and from time to time, after this Registration Statement becomes effective.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans,check the following box.[X]

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                  _________________

                                   CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------
Title of Each Class of                      Proposed Maximum   Proposed Maximum    Amount of
Securities to be           Amount to be     Offering Price     Aggregate Offering  Registration
Registered                Registered(1)     Per Share (2)      Price               Fee
-----------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share.........    16,786,778          $.105              $1,846,545.58      $441.32
-----------------------------------------------------------------------------------------------

    (1) Includes 12,861,056 shares upon exercise of Warrants. See "SELLING STOCKHOLDERS" and "STOCKHOLDERS' EQUITY".

    (2) Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457 on the basis of $.105 per share of Common Stock, based on the average of the closing bid and asked prices of the Company's Common Stock as quoted on the OTC Bulletin Board on December 28, 2001 a date within five (5) business days prior to the date of filing this Registration Statement.

======================================================================
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
----------
                      OCG TECHNOLOGY, INC.
                    ------------------------
                       16,786,778  Shares
                          Common Stock
                    Par Value $.01 Per Share
                    -------------------------

   This Prospectus relates to the offer and sale to the public of 16,786,778 shares of common stock, $.01 par value per share (the "Common Stock") of OCG Technology, Inc. (the "Company") by certain stockholders of the Company (the "Selling Stockholders") in the over-the-counter market, at market prices prevailing at the time of the sale, or at prices otherwise negotiated. None of the proceeds from the sale of these shares of Common Stock will be received by the Company. The Selling Stockholders, and certain persons who purchase shares from them, including broker-dealers acting as principals who may resell the shares, may be deemed "underwriters", as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). See "PLAN OF DISTRIBUTION" and "SELLING STOCKHOLDERS".

   The Company's Common Stock is traded in the over-the-counter market and prices for the Common Stock are quoted on the OTC Bulletin Board symbol "OCGT". The closing bid price of the Company's Common Stock as reported December 28, 2001 was $0.10. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS".

   It is anticipated that the Company will maintain a current prospectus for a period of approximately 24 months from the date hereof. The Selling Stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of their shares of Common Stock.


THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. See "RISK FACTORS"
      CONTAINED IN THIS  PROSPECTUS  BEGINNING  ON  PAGE 5
      ----------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The date of this Prospectus is January 31, 2002.

                         TABLE OF CONTENTS

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OTHER THAN THOSE CONTAINED OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS, OR ANY PROSPECTUS SUPPLEMENT, DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION OR IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION WILL BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS, OR ANY PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE HEREUNDER, OR THEREUNDER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF, OR THEREOF, OR THAT THE INFORMATION CONTAINED HEREIN, OR THEREIN, IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           -----------------
                                             PAGE
                                             ----
FORWARD LOOKING STATEMENTS .................   3
PROSPECTUS SUMMARY .........................   3
RISK FACTORS ...............................   5
USE OF PROCEEDS ............................   7
PLAN OF DISTRIBUTION .......................   7
STOCKHOLDERS' EQUITY .......................   8
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...  10
SELLING STOCKHOLDERS .......................  11
DESCRIPTION OF BUSINESS ....................  12
PROPERTIES .................................  16
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OR PLAN OF OPERATIONS ....................  17
DIRECTORS, EXECUTIVE OFFICERS AND
  CONTROL PERSONS ..........................  22
EXECUTIVE COMPENSATION .....................  22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT ....................  23
CERTAIN RELATIONSHIPS AND RELATED PARTY
  TRANSACTIONS .............................  24
DESCRIPTION OF SECURITIES ..................  24
FINANCIAL STATEMENTS .......................  26
LEGAL MATTERS ..............................  49
EXPERTS ....................................  49
AVAILABLE INFORMATION ......................  49

     UNTIL FEBRUARY 25, 2002 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  The Company has informed the Selling Stockholders that the anti-manipulative rules under the Securities Exchange Act of 1934, Rules 10b-2,10b-6 and 10b-7 promulgated thereunder, may apply to their sales in the market and has furnished the Selling Stockholders with a copy of these Rules. The Company has informed the Selling Stockholders of the need for delivery occupies of this Prospectus in connection with any sale of securities registered hereunder.

                   FORWARD LOOKING STATEMENTS

  Because we want to provide you with meaningful and useful information, this prospectus contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under "RISK FACTORS," which could cause our actual results, performance or achievements for 2002 and beyond to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances occurring after the date of this Prospectus or to reflect the occurrence of unanticipated events.


                       PROSPECTUS SUMMARY

  This section summarizes key aspects of this offering that are described in greater detail elsewhere in this Prospectus and may not contain all of the information that is important to you. This Prospectus includes information about the Common Stock being offered as well as information regarding the Company's business and detailed financial data. We encourage you to read this Prospectus in its entirety.

  The Company was incorporated under the laws of the State of Delaware as Data Display Systems, Inc. on July 3, 1969. The Company's principal executive office is located at 56 Harrison Street, Suite 501, New Rochelle, New York 10801, and its telephone number is (914) 576-8457.

  The Company: (a) owns and markets the PrimeCareTM Patient Management System (the "Prime Care System"), a product of Prime Care Systems, Inc. ("PSI"), a wholly owned subsidiary of the Company; (b) owns and markets secure, Internet enhanced versions of parts of the PrimeCare(TM) System and the CodeComplierTM, on separate (but linked) Web sites known respectively as YourOwnDoctor.com, PrimeCareOnTheWeb.comTM and YourOwnHealth.comTM ; (c) separately markets the CodeComplierTM, a software program which automatically computes Medicare's Evaluation & Management ("E&M") codes, and was designed to be used in conjunction with OCGT's PrimeCareTM System and; (d) created, maintains and markets a Web site known as DeniseAustin.com. See "RISK FACTORS", "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN
OF OPERATIONS". Unless the context requires otherwise, the "Company" or "OCGT" includes its subsidiaries.

  1. The PrimeCareTM System
     ---------------------- The principal markets for the PrimeCareTM System are primary care physicians, medical clinics and staff health maintenance organizations.

  The PrimeCareTM System is an in-office, client server based, user friendly, patient management system. It is patient, physician and staff interactive.
The PrimeCareTM System: (a) creates an electronic medical record (an "EMR") which documents the patient/physician encounter; (b) is compliant with the Federal Health Insurance Portability Accountability Act ("HIPAA");
(c) contains a database of approximately 280 symptom and problem oriented Questionnaires to determine the patient's History of Present Illness ("HPI") for both diagnostic and follow-up visits; (d) contains over 100,000 complaint and disease state questions, over 1,600 diagnoses, 1,250 physician reference articles, and 1,700 patient education articles;(e) enables the physician to obtain their patients' detailed HPI without requiring physician or staff time;
(f) allows the physician to select and document the normal and abnormal physical findings, assessments, tests, prescriptions and treatment plan for the patient; (g) encrypts all medical data for storage; (h) eliminates dictation and transcription costs; (i) permits patients to answer HPI Questionnaires at their own speed and, at the patient's option, in English or Spanish; (j) creates clinical and patient databases for outcomes research; The PrimeCare System is fully functional in current Windows operating environments, including Windows 95, 98, ME, and Windows NT, 2000. The PrimeCare System can communicate with other practice management systems used in medical facilities. This ability provides a method for these systems to transfer information to the PrimeCareTM System, such as patient demographics and appointment scheduling, and enables the PrimeCareTM System to transfer information (such as billing information including E&M codes, ICD9codes and CPT codes) to these other systems. However, no assurances can be given that the PrimeCareTM System will be accepted and used by a sufficient number of physicians to ensure its profitability. See "RISK FACTORS", "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

  2. CodeComplierTM
     -------------- The Company has also developed its CodeComplierTM, an application software program that was designed to be used in conjunction with the Company's PrimeCareTM System and its PrimeCareOnTheWeb.comTM.As each item of information is entered into, and collected by, thePrimeCareTM System during the patient encounter, the CodeComplierTM organizes the data in the proper classification and, using the 1997 HCFA guidelines, automatically calculates HCFA's Evaluation and Management code ("E&M code"), with an audit trail, to be used for reimbursement from Medicare and other third party payors for the office visit. However, no assurances can be given that the Company can successfully market the product. See "RISK FACTORS", "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

  3. PrimeCareOnTheWeb.com (the "PCW Site")
     -------------------------------------   The PCW Site is a Web site that
enables a physician or staff member to select HPI Questionnaires from the PrimeCare System for a patient to complete, via the Internet. When the interview is completed a Report is produced, containing the patient's HPI and a list of the diagnostic possibilities, which is available for the physician to review on the secure PCW Site. The PCW Site also gives the physician access to the PrimeCareTM System's physician reference articles and patient education materials. It also uses the CodeComplierTM to calculate the E&M code for the history portion of the visit. The PCW Site: (a) is HIPAA compliant; (b)protects all Internet communication and the confidentiality rights of every user through a unique user ID and password for each questionnaire to be answered, and through secure digital certificates from VeriSignTM, (c)encrypts all data for storage; (d) creates a significant data base for outcomes research; and (e) automatically provides registered physicians with an individual Web site on YourOwnDoctorTM.com. No assurances can be given that the PCW Site will be accepted and used by a sufficient number of physicians, and if used that sufficient revenues could be received from its use to ensure its profitability. See "RISK FACTORS", "DESCRIPTION
OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

  4. YourOwnDoctor.com (the "YOD Site")
     ---------------------------------  The YOD Site is a Web community owned and operated by PSI that: (a) provides free individual Web sites for healthcare providers who register for the PCW Site; (b) enables physicians to promote their own services through displaying credentials, including photos, listing specialities, office hours, directions, maps, phone numbers, e-mail addresses, and accepted insurance plans; (c) provides useful links to other medical Web sites; (d) provides a direct link from a physician's site to the PCW Site which enables patients to access and complete appropriate
HPI Questionnaires; (e) provides a direct link to the YourOwnHealth.comTM site (see below) for use by patients. No assurances can be given that the YOD Site will be accepted and used by a sufficient number of healthcare providers, and if used that sufficient revenues could be received from its use to ensure its profitability. See "RISK FACTORS", "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

  5. YourOwnHealth.com (the "YOH Site")
     ----------------------------------  The YOH Site is a free, online health and wellness Web site, which empowers YOH Site visitors to be better prepared for their next visit to the doctor. The YOH Site offers: (a) the "Medical Interview" that: (i) enables visitors to select and complete, securely and anonymously, HPI Questionnaires. (The YOH Site contains 110 of the 280 HPI Questionnaires contained in the PrimeCareTM System); (ii)generates and provides to the visitor a detailed HPI Report based upon their responses to the Questionnaires; (iii) permits the visitor to answer the Questionnaires in either English or Spanish; (iv) encrypts all medical data and uses digital certificates from VeriSignTM for Internet communication; (v) provides banner links to the YOD Site and to Denise Austin's Web site at www.DeniseAustin.com.
(b) "YourOwnHealthTM Notebook": (i) is a secure depository for storage of personal and family medical data for visitors who register and become Members;
(ii) can be accessed only through the use of a registered ID and Password created by the Member; (iii)encrypts all medical data and uses digital certificates from VeriSignTM for secure Internet communication; (iv) provides a convenient way to keep track of personal health issues such as allergies, immunizations, medications and others that can be kept and edited on designated lists; (v) allows the Member to save the HPI Reports generated by completed Questionnaires, and to add personal notes and reminders to the record. (c) "YourOwnHealthTM Reference" provides extensive healthcare consumer education material relating to diseases, disease management, medical procedures and prescription and common over the counter medications, including drug interaction. No assurances can be given that the YOH Site will be accepted and used by a sufficient number of consumers, and if used that sufficient revenues could be received from its use to ensure its profitability. See "RISK FACTORS", "DESCRIPTION OF BUSINESS" and
"MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

  6. DeniseAustin.com.
     ----------------- The Company created, operates and markets a fitness Web site, known as www.DeniseAustin.com, for Denise Austin, a nationally known fitness expert who has had a daily fitness show on television for over 14 years. Through a revenue sharing agreement with Denise Austin the Company promotes and markets a variety of Denise Austin products on the Web site. Visitors and fans are able to shop online for Denise Austin signature exercise videos, books, equipment, gear, and private label apparel line and nutraceuticals (when available); may sign up for her monthly news letter, enjoy her fitness tips, exercises, motivation messages, and some of her favorite health recipes. No assurances can be given that the Denise Austin Site will be accepted and used by a sufficient number of consumers, and if used that sufficient revenues could be received from sales to ensure its profitability. See "RISK FACTORS".

  7. Miscellaneous.
     --------------   The Company believes that it could provide sufficient
working capital from operations through marketing its Internet products, the Window 95/98/NT, ME versions of the PrimeCareTM System and CodeComplierTM. Currently, the Company has no lines of credit and has no material commitments for capital expenditures outstanding.

                           RISK FACTORS

  1. Losses; Accumulated Deficit.
     ----------------------------   The Company has suffered losses from
operations during each of its last ten fiscal years, and for the three months ended September 30, 2001. As a result of such losses, the Company had incurred an accumulated deficit of $24,691,630, through September 30, 2001. The Company is currently operating at a loss, and there can be no assurance that the Company will operate at a profit in the future.

THE REPORT OF THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS IS QUALIFIED AS TO CERTAIN MATTERS, INCLUDING THE COMPANY'S ABILITY TO OPERATE AS A GOING CONCERN.

  2. Impediments to Marketability of the Company's Products.
     -------------------------------------------------------   The financial
success of the Company is dependent upon its ability to successfully market the PrimeCareTM System, PrimeCareOnTheWeb.com, YourOwnDoctor.com, YourOwnHealth.com, CodeComplierTM, and DeniseAustin.com. See "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

  The PrimeCareTM System.
  ---------------------- The PrimeCareTM System is a relatively new concept in the management of a medical practice, and its success is dependent upon its acceptance by healthcare providers. There can be no assurance that the PrimeCareTM System will be accepted by a sufficient number of healthcare providers to ensure its profitability. See "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".


  PrimeCareOnTheWeb.com and YourOwnDoctor.com
  ------------------------------------------- are Web sites for healthcare providers and are new concepts in the management of a medical practice and their successes are dependent upon their acceptance by healthcare providers. There can be no assurance that the PrimeCareOnTheWeb.com or YourOwnDoctor.com will be accepted by a sufficient number of healthcare providers to ensure its profitability. See "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

  YourOwnHealth.com
  ----------------- is a Web site for consumers, and is a new concept in the management of a medical problems. Its success is dependent upon its acceptance and use by consumers. There can be no assurance that YourOwnHealth.com will be accepted by a sufficient number of consumers to ensure its profitability. See "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

  3. Competition.
     ------------ The Company has not identified any competitive patient management system which embodies all the features of the PrimeCareTM System. However, other companies market systems which may have some of the features of the PrimeCareTM System, and some companies also market medical office products, but they perform functions different than those performed by the PrimeCareTM System. See "DESCRIPTION OF BUSINESS - Competition" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

  There can be no assurance that other products will not be developed by third parties, which products could adversely affect the marketability or profitability of any, or all, of the Company's products. There can be no assurances that the Company's products will ever be profitable.

  4. Copyrights.
     ----------- The content of the PrimeCareTM System and each of the other products is protected by copyrights.

  5. Government Regulation.
     ---------------------- The Company is operating in the medical field, which is subject to extensive federal, state and local regulation. Although the Company believes that it complies with all such regulations, it cannot predict the nature or effect of government regulations that might arise.

  6. Liquidity, Capital Needs and Requirements.
     ------------------------------------------  To date, the Company has been unable to provide sufficient working capital from operations, and therefore, to fund its operations, has relied significantly on its sale of equity interests in the Company, and from loans to it by some of its officers and shareholders. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS", "STOCKHOLDERS EQUITY" and "FINANCIAL STATEMENTS".

  7. Reliance on Few Products.
     ------------------------- The Company currently relies for its revenues on the marketing of the PrimeCareTM System and its four Web sites. See "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

  8. Reliance Upon Key Personnel.
     --------------------------- To a substantial extent, the Company is dependent upon the key personnel of the Company, and upon the key personnel of PSI, for its future profitability and success. See "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

  9. No Dividend Distributions.
     -------------------------- The Company has never paid cash dividends on its Common Stock. Payment of dividends is within the discretion of the Company's Board of Directors, and will depend, among other factors, on earnings, capital requirements and the operating and financial condition of the Company. At the present time, the Company's anticipated requirements are such, that it intends to follow a policy of retaining earnings, if any, in order to finance the development of its businesses. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS".

  10. Board of Directors' Power to Create Preferred Stock. ---------------------------------------------------- On May 2, 1996,
a majority of the stockholders of the Company authorized the amendment of the Company's Certificate of Incorporation. The amendment authorized the Company to issue 50,000,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of Preferred Stock, par value $.10 per share, either of which may be issued in series. The Board of Directors of the Company was authorized to determine and alter the rights, preferences, privileges and restrictions granted to, or imposed upon, each series of stock to be issued by the Company. As a result, from time to time, differing series of Common Stock and/or Preferred Stock could be created which may adversely affect the voting power or other rights of the current stockholders In accordance with this authority, the Board of Directors of the Company has created 100,000 shares of a Series C Convertible Preferred Stock, none of which has been issued to date, and has created and issued 100,000 shares of a Series E Preferred Stock. Only one class of Common Stock has been created. See "DESCRIPTION OF SECURITIES".

                          USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale by the Selling Stockholders of their shares of Common Stock. See "PLAN OF DISTRIBUTION".
                       PLAN OF DISTRIBUTION

  The Common Stock offered hereby are being sold by the Selling Stockholders acting as principal for each of their own accounts. The Company will receive none of the proceeds from this offering.

  The distribution of the shares offered hereby by the Selling Stockholders is not subject to any underwriting agreement. The Company expects that the Selling Stockholders will sell their shares of Common Stock covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling their shares of Common Stock to, or through, broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares of Common Stock offered hereby for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate with the Selling Stockholders in the distribution of shares offered hereby maybe deemed to be underwriters and any commissions received by them might be deemed to be underwriting discounts and commissions under the Securities
Act.

  One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act to describe any material arrangements for the resale of the shares offered hereby, when such arrangements are entered into by the Selling Stockholders and any broker-dealers that participate in the distribution of the said Common Stock.

  The Selling Stockholders are not restricted as to the price or prices at which they may sell their shares of Common Stock. Sales of such Common Stock at less than the market prices may depress the market price of the Company's Common Stock. Moreover, none of the Selling Stockholders, except Messrs. Jeffrey P. Nelson, Jarema S. Rakoczy, W. Jordan Fitzhugh and Abdul H. Jamaludeen (who are affiliates of the Company) is restricted as to the number of shares of Common Stock which may be sold by them at any one time, and it is possible that a significant number of shares of Common Stock could be sold at the same time, which may also have a depressive effect on the market price of the Company's Common Stock. However, it is anticipated that the sale of the shares of Common Stock offered hereby will be made over the approximately twenty-four month period commencing with the date of this Prospectus.


                      STOCKHOLDERS' EQUITY

The following table sets forth the equity of the Company's stockholders' as at September 30, 2001 See "RISK FACTORS", "FINANCIAL STATEMENTS" and "DESCRIPTION OF SECURITIES".

                                                                   September 30, 2001
                                                                   ------------------
Stockholders' equity:
   Preferred stock, authorized: 1,000,000 shares;
   issued: 100,000 Series E shares, $.10 par value per share          $     10,000

   Common stock, $.01 par value per share,
   authorized: 50,000,000 shares; issued: 35,223,613 (1)(3)                352,236

Additional paid-in capital                                              24,682,592
Deficit                                                                (24,691,630)
Subscriptions receivable                                                    33,000
                                                                      ------------
                                                                           320,198
Less treasury stock, 12,500 shares at cost                                 (62,500)
                                                                      ------------
Total Stockholders' equity                                            $    257,698

(1) At September 30, 2001, an aggregate of 10,062,056 shares of Common Stock were reserved with respect to the following warrants, exercisable:

at $1.00 per share, expiring October 2001 ..................................20,000
from $.26 to $.49 per share, expiring between November 2001 - June 2003....110,000 at $.65 per share, expiring December 2001 .................................150,000
at $.40 per share, expiring April 2002  ...................................100,000
at $.47 per share, expiring June 2002....................................1,787,000
at $.47 per share, expiring July 2002....................................1,227,000
at $.40 per share, expiring December 2002 ..................................50,000
at $.35 per share, expiring January 2003 ................................2,618,056
at $.40 per share, expiring February 2003 ..................................25,000
from $.15 to $.25 per share, expiring between September 2003 - June 2003....75,000 at $.10 per share, expiring July 2003 ...................................1,500,000
at $.10 per share, expiring August 2003 .................................1,400,000
at $.10 per share, expiring September 2003 ..............................1,000,000
                                                                         ---------
                                                                        10,062,056

(2) At September 30, 2001, an aggregate of 500,000 warrants were issued without shares of Common Stock reserved and the exercise of which is conditioned upon the Company increasing the authorized number of shares of Common Stock to one hundred million shares, said warrants being exercisable:

at $.10 per share, expiring September 2003 ................................500,000

(3) At December 28, 2001, an aggregate of 7,674,000 shares of Common Stock were reserved for issuance with respect to the following Warrants exercisable:

from $.29 to $.49 per share, expiring between December 2001 - June 2002 ...100,000 at $.40 per share, expiring April 2002 ....................................100,000
at $.47 per share, expiring June 2002 .....................................517,000
at $.47 per share, expiring July 2002 .....................................267,000
at $.40 per share, expiring December 2002 ..................................50,000
at $.35 per share, expiring January 2003 ................................2,125,000
at $.40 per share, expiring February 2003 ..................................25,000
from $.15 to $.25 per share, expiring between September 2003 - June 2004 ...90,000 at $.10 per share, expiring July 2003 ...................................1,500,000
at $.10 per share, expiring August 2003 .................................1,900,000
at $.10 per share, expiring September 2003 ..............................1,000,000
                                                                         ---------
                                                                         7,674,000

(4) At December 28, 2001, (i) an aggregate of 4,400,000 warrants were issued without shares of Common Stock reserved for their exercise (the "New Warrants"), and the exercise of these warrants is conditioned upon the Company increasing the authorized number of shares of Common Stock to one hundred million shares; and (ii) there be a modification with the warrant holders' consent of an aggregate of 2,698,056 warrants, previously issued with shares reserved thereby (the "Old Warrants"), eliminating the requirement to reserve shares of Common Stock for exercise of their warrants, and the exercise of these Old Warrants is conditioned upon the Company increasing the authorized number of shares of Common Stock to one hundred million shares:

New Warrants
------------
at $.10 per share, expiring August 2003 ................................1,000,000
at $.10 per share, expiring September 2003 ...............................500,000
at $.15 per share, expiring December 2004 ..............................2,900,000
                                                                        ---------
                                                                        4,400,000
Old Warrants
------------
at $.25 per share, expiring June 2003 ..................................1,245,000
at $.25 per share, expiring July 2003 ....................................960,000
at $.25 per share, expiring January 2004 .................................493,056
                                                                        ---------
                                                                        2,698,056


           PRICE RANGE OF COMMON STOCK AND DIVIDENDS

   The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol OCGT. Prior to February 19, 1998 the Company's Common Stock was traded on the National Association of Securities Dealers Automatic Quotation ("NASDAQ") System ("NASDAQ Small Cap"), under the NASDAQ symbol OCGT. The following table sets forth the range of high and low closing prices for the Company's Common Stock for the periods indicated. Prices represent quotations between dealers, without adjustments for retail markups, markdowns or commissions, and may not represent actual transactions.





Fiscal Year Ended June 30, 2000                        High      Low
-------------------------------                        ----      ---
1st Quarter                                           .5156      .2969
2nd Quarter                                           .5312      .3125
3rd Quarter                                           .4531      .2969
4th Quarter                                           .3594      .1406

Fiscal Year Ended June 30, 2001
-------------------------------
1st Quarter                                           .1875      .1250
2nd Quarter                                           .1562      .0469
3rd Quarter                                           .3125      .0625
4th Quarter                                           .1875      .0750

Fiscal Year Ending June 30, 2002
--------------------------------
1st Quarter                                           .0900      .0500
2nd Quarter (to December 28, 2001)                    .1900      .0600

   As of June 30, 2001, the Company had approximately 1,339 record holders of shares of its Common Stock, including stockholders whose shares are registered in "nominee" or "street" name. See "STOCKHOLDERS' EQUITY'. The closing bid price per share for the Company's Common Stock, as quoted on the OTC Bulletin Board on December 28, 2001, was $.105.

   The Company has never paid cash dividends on its Common Stock. Payment of dividends are within the discretion of the Company's Board of Directors and will depend, among other factors, on earnings, capital requirements and the operating and financial condition of the Company. At the present time, the Company's anticipated requirements are such that it intends to follow a policy of retaining earnings, if any, in order to finance the development of its businesses. See "RISK FACTORS".


                             SELLING STOCKHOLDERS

       The following table sets forth the shares of Common Stock of the Company owned by the Selling Stockholders (including shares reserved for issuance upon exercise of Warrants), the number of shares of Common Stock to be sold and the number of shares to be owned following such sale.

                                                                             Shares Owned
                               Shares Owned             Shares to be         Following Sale
Name                           (% of Class)(1)           Sold (1)            (% of Class)
John Adams                          80,000                   40,000               40,000
James Bodensteiner                  80,000                   40,000               40,000
Dorothy Miller                      80,000                   40,000               40,000
Charity Nebbe                       20,000                   10,000               10,000
Douglas & Peggy Nebbe               80,000                   40,000               40,000
Carver Nebbe                        20,000                   10,000               10,000
Jack Wilkinson                      66,666                   33,333               33,333
Richard Broadie                     20,000                   10,000               10,000
Frank Badger                       100,000                   50,000               50,000
Richard Hesslink                   150,000                   50,000               50,000
Mary Badger                         14,000                    7,000               10,000
Kirk Manfredi                       33,332                   16,666               16,666
Curtis Shiver                      583,332(1.21%)           291,666              291,666
Nathan Nebbe                       120,000                   60,000               60,000
William Cochran                     80,000                   40,000               40,000
Ed Rathmell                         80,000                   40,000               40,000
Dennis Nebbe                       962,670(1.99%)           526,335              336,335
John Johnson                        20,000                   10,000               10,000
Linda J. Nebbe, Successor Ttee   1,500,000(3.11%)         1,500,000                    0
 Glen M. Lloyd, Rev. Tr., u/a DTO
Erich Augustin                     616,000(1.28%)           450,000              166,000
Cambridge Consulting Group       1,600,000(3.31%)         1,600,000                    0
Diaz Corporation                 1,163,706(2.41%)           819,000              344,706
Dolphin Investments Ltd.         1,611,112(3.34%)         1,611,112                    0
W. Jordan Fitzhugh (a)(b)          725,000(1.50%)           235,000              490,000(1.01%)
Abdul H. Jamaludeen (a)(b)         300,000                  300,000                    0
Valorie Levine (c)                 639,000(1.32%)           625,000               14,000
Zachary Levine (c)                 639,000(1.32%)           625,000               14,000
Masterdisk Corporation             200,000                  200,000                    0
Jeffrey P. Nelson                1,499,000(3.10%)         1,000,000              499,000(1.03%)
Mark E. Nelson                     676,000(1.40%)           375,000              301,000
Jarema S. Rakoczy                  549,000(1.14%)           190,000              359,600
Wynne B. Stern, Jr.                925,000(1.92%)           475,000              450,000
Louis E. Teichholz                 275,000                  275,000                    0
Woodcroft Limited                  250,000                  250,000                    0
Vistaquest, Inc.                 1,500,000(3.11%)         1,500,000                    0
Lexus Partners Ltd.                400,000                  400,000                    0
Hookipa Capital                    150,000                  150,000                    0
West Isle Ventures Ltd.            200,000                  200,000                    0
Mentor One Solutions               800,000(1.66%)           800,000                    0
John J. Formicola                1,500,000(3.11%)         1,500,000                    0


(1) Includes shares reserved for issuance upon exercise of warrants. See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS".

   Of the Selling Stockholders named above, the nature of the position, office, or other material relationship which any such Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates is as follows: (i) Edward C. Levine is its President and a Director; (ii) Jeffrey P. Nelson is the Secretary and a Director; (iii) Jarema
S. Rakoczy is a Vice President of a subsidiary and a Director; (iv) Erich W. Augustin was a Director and aVice President, (v) Wynne B. Stern, Jr. is Counsel; (vi) a shareholder and officer of Masterdisk Corporation is the son of the President of the Company; (vii) Louis Evan Teichholz is a member of the Company's Medical Advisory Board; (viii) Mark E. Nelson is the brother of Jeffrey P. Nelson; (ix) those whose name is followed by an "(a)", are former directors, officers and/or stockholders of PSI, who acquired Common Stock primarily in exchange for their share holdings in PSI; (x) those whose name is followed by a "(b)" are currently officers of PSI; (xi) those whose name is followed by a "(c)" are grandchildren of the President of the Company.



                       DESCRIPTION OF BUSINESS
General.
-------
OCG Technology, Inc. with an extensive and specific commitment to healthcare software and informatics technology created, owns, maintains, expands and markets (i) the PrimeCare(TM) Patient Management System (the "PrimeCareTM System") and the CodeComplierTM; (ii) secure Internet enhanced and targeted components of the PrimeCareTM System, on Web sites known as PrimeCareOnTheWeb.com, YourOwnDoctor.com, and YourOwnHealth.com; (iii)created, maintains and markets a fitness Web site, known as www.DeniseAustin.com;
(iv) created, owns, and maintains the Cardiointergraph, a medical device used for the early detection of coronary artery disease; (v) until July 28, 1999, the date on which the business was sold (see: "Disposition of Assets", below), marketed turnkey computer systems and consulting services to providers of medical services through Mooney-Edwards Enterprises, Inc. d/b/a Medical Information Systems ("MIS"), a wholly owned subsidiary of OCGT. OCG Technology, Inc. was incorporated as Data Display Systems, Inc. on July 3, 1969.

OCGT's principal executive office is located at 56 Harrison Street, New Rochelle, New York 10801 and its telephone number is (914) 576-8457.

Disposition of Assets.
---------------------
On August 2, 1999, pursuant to the terms of an Asset Purchase Agreement, Mooney-Edwards Enterprises, Inc.("MIS"), a wholly owned subsidiary of OCGT, sold substantially all of its assets, as at July 28, 1999, to Medical Manager Southeast, Inc.("MM"); and MM assumed substantially all of MIS' liabilities related to operations as of July 28, 1999. The gross purchase price equaled ($402,806).

Products Overview.
------------------
  PrimeCareTM Products
  --------------------
     PrimeCareTM Patient Management System ("the PrimeCareTM System") ---------------------------------------------------------------is an
in-office client server based, user friendly, patient management system. It also is patient, physician and staff, interactive. The PrimeCareTM System:
(i) creates an electronic medical record documenting the patient physician encounter; (ii) is compatible with practice management and billing systems, EMR and CPR systems; (iii) is Health Insurance Portability Accountability Act ("HIPAA") compliant; (iv) is designed for use in ambulatory clinics, group and individual practices; (v) uses an authoritative and comprehensive knowledge database of approximately 280 symptom and problem oriented patient History of Present Illness ("HPI") Questionnaires for diagnostic and follow-up office visits; (vi) collectively contains over 100,000 complaint and disease state questions, over 1,600 diagnoses, 1,250 physician reference articles, 1,700 patient education articles; (vii) allows the staff to schedule the appropriate HPI Questionnaire and enter the vital signs; (viii) interacts directly with the patient by having the patient select the answers that apply to their problem from the HPI Questionnaire; (ix) does not require the patient to have computer or typing skills; (x) enables the physician to obtain their patients' detailed HPI by having the patient answer the HPI Questionnaire without requiring physician or staff time; (xi) allows the physician to interact directly with the PrimeCareTM System to select and document the normal and abnormal physical findings, assessments, tests, prescriptions and treatment plan for the patient; (xii) automatic (real time) calculation of HCFA's Evaluation and Management code, with full audit trail, used for determining the reimbursement level by Medicare and other third party payors for the office visit; (xiii) helps prevents E&M code down grading by HCFA due to "insufficient documentation"; (xiv) encrypts all medical data for storage; (xv) eliminates dictation and transcription costs;
(xvi) reduces risk of malpractice liability due to errors of omission and "failure to consider"; (xvii) permits patients to answer HPI questionnaires at their own speed and at the patient's option in English or Spanish;
(xviii) creates significant clinical and patient databases for outcomes research; and (xix) allows staff to schedule HPI Questionnaire for patient interview via the Internet and allows patient to answer HPI Questionnaires via PrimeCareOnTheWebTM (see next section, PrimeCareOnTheWebTM).

When the patient arrives at the doctors office, the designated staff member selects the appropriate Questionnaire based upon the patient's chief complaint and/or symptom and enters the patient's vital signs. The patient is then seated at a computer or web browser and answers complaint-specific questions by using either the number keys or mouse to indicate answers that apply to them. No typing or computer skills are required. The software also has bilingual capabilities, allowing Spanish-speaking patients to interact in their preferred language. When the patient has completed the Questionnaire, the PrimeCareTM System creates a Preliminary Report (the "Report") for the physician to review before examining the patient. The Report contains the patient's current problems, medications and allergies, all positive and significant negative subjective responses, vital signs and an alphabetical list of the diagnostic possibilities with the patient's responses that triggered each diagnostic possibility. By freeing up the time physicians would normally have to spend asking patient history questions and recording responses, the PrimeCareTM System permits physicians to see more patients and to spend more quality time with them. The PrimeCareTM System is also easy for physicians to understand and use . The same simple key stroke or mouse click process allows the physician or appropriate staff member to select and document the: physical findings (normal and abnormal), assessment, select tests, treatment plan, prescribed medications, drug interaction checks, and patient education materials distributed and schedule follow-up visits. The physician or appropriate staff member can also type a comment that further expands upon an answer given in the patients HPI, physical finding, assessment, treatment plan, prescriptions, or about any subject that may be appropriate. At the conclusion of the encounter a final summary report of the visit, patient educational materials, and prescriptions are printed for the patient.

The PrimeCareTM System: standardizes the patient record; assures consistency in patient care; creates a patient database for clinical and outcomes research; offers, both local and remote, means for utilization review and quality assurance audits; improves the quality of care; increases efficiency and productivity of the physician's practice; automatically generates a problem list; incorporates patient care algorithms and clinical practice guidelines; permits, both local and remote, on-line electronic retrieval of patient record and hard copy print out with appropriate security controls; enables rapid access to important patient data for clinical care; contains and provides patient education, complaint oriented and medication specific; provides physician reference materials.

The PrimeCare System is fully functional in current Windows operating environments including Windows 95, 98, ME, and Windows NT, 2000. PSI's interfaces enable the PrimeCare(TM) System to communicate with other practice management systems used in medical facilities. This provides a method for these systems to transfer information to the PrimeCare(TM) System, such as patient demographics and appointment scheduling, and the PrimeCare(TM) System to transfer information (such as billing information including E&M codes, ICD9 codes and CPT codes) to these other systems.

The PrimeCare(TM) System has other enhancements and features which include:
(1) voice command recognition capability (for physicians only) and touch screen which may be used by both, patient and physician. All keystrokes, mouse clicks are duplicated by the touch screen and/or voice command hardware and software. (2) The PrimeCareTM System uses either Microsoft's SQL Server or Interbase, as a database. This expands the flexibility of the PrimeCareTM System since it enables medical facilities that are using MS SQL Server database for practice management systems and other software to add PrimeCareTM without purchasing an additional database. Both databases support distributed processing in local and wide area networks.

          Code ComplierTM:
          ---------------- OCGT has also developed Code ComplierTM an application software program that was designed to be used in conjunction with OCGT's PrimeCareTM System and PrimeCareOnTheWeb.comTM. As each item of information is entered into and collected by the PrimeCareTM System during the patient encounter, the CodeComplierTM organizes the data in the proper classification and using the 1997 HCFA guidelines, automatically calculates HCFA's Evaluation and Management code level, with full audit trail, used for determining the reimbursement level by Medicare and other third party payors for the History, Physical Findings and Decision Making sections the office visit. It totally eliminates the time and effort which would otherwise be required by physician office personnel to complete this task. CodeComplierTM takes the guess work out of E&M compliance. However, no assurances can be given that OCGT's marketing plan will succeed.

          PrimeCareOnTheWeb.com (the "PCW Site"):
          --------------------------------------  The PCW Site is a unique physician and patient interactive Site that: (i) uses the HPI questionnaires for diagnostic and follow-up office visits, physician reference articles, patient education material, CodeComplierTM for real time calculation of E&M code and scheduler portion of the PrimeCareTM System; (ii) enables physicians to obtain their patient's detailed HPI by having the patient answer HPI Questionnaires via the Internet without requiring physician time; (iii) saves the physician and staff the time required to obtain the HPI, thus allowing them to give more attention to each patient and/or see more patients; (iv) produces an extremely comprehensive HPI that includes all of the "yes" answers, pertinent negatives and a list of the diagnostic possibilities with the answers that support each diagnostic consideration; (v) is HIPAA compliant; (vi) protects all Internet communication and the confidentiality rights of every user through a unique user ID and password per questionnaire to be answered and secure digital certificates from VeriSignTM, (vii) encrypts all data for storage; (viii) creates a significant data base for outcomes research; and (ix) automatically provides registered physicians individual Web sites on YourOwnDoctorTM.com.

          YourOwnDoctor.com (the "YOD Site"):
          ----------------------------------  The YOD Site is a web
community created, owned, operated and maintained by PSI that: (i) provides free individual Web sites for physicians, physician groups, and other healthcare providers that register for PrimeCareOnTheWebTM; (ii) enables physicians to promote their services through displaying credentials, including photos of each physician and staff in the office, listing specialities, office hours, directions, maps, phone numbers, e-mail addresses, and accepted insurance plans; (iii) provides useful links to other medical sites; (iv) provides a direct link from physician site to PCW that enables patient to access appropriate HPI Questionnaire and complete; (v) provides direct link to YourOwnHealth.comTM for use by patients.

          YourOwnHealth.com (the "YOH Site"):
          ----------------------------------  The YOH Site is a unique, free online health and wellness site and empowers healthcare consumers to be better prepared for their next visit to the doctor. The YOH Site offers: (1) the "Medical Interview" that: (i) enables visitors to securely and anonymously select and complete from 110 of the 280 diagnostic problem specific HPI Questionnaires contained in the PrimeCareTM System; (ii) generates and makes available to the visitor a detailed HPI report based upon their responses; (iii) permits the visitor to answer the Questionnaires in either English or Spanish; (iv) encrypts all medical data and uses digital certificates from VeriSignTM for Internet communication; (v) provides banner links to the YOD Site and www.DeniseAustin.com. (2) "YourOwnHealthTM Notebook": (i) is a secure depository for storage of personal and family medical data for Registered Members; (ii) can be accessed only through the use of registered IDs and Passwords; (iii) encrypts all medical data and uses digital certificates from VeriSignTM for Internet communication; (iv) provides a convenient way to keep track of personal health issues such as allergies, immunizations, medications and others that can be kept and edited on designated lists; (v) allows the Member to save the completed Questionnaire HPI report and to add personal notes and reminders to the record. (3) "YourOwnHealthTM Reference" provides extensive healthcare consumer education material relating to diseases, disease management, medical procedures and prescription and common over the counter medications, including drug interaction.

          Marketing:
          ---------- The principal markets for the PrimeCare(TM) System are ambulatory/outpatient medical facilities, such as, primary care physicians, medical clinics and staff health maintenance organizations.

     The PrimeCareTM System is marketed as a service, on a pay for use basis, with a maximum charge of $1.50 per patient visit. This marketing method eliminates a significant financial commitment to purchase the software, plus monthly maintenance charges for updates, and ties the cost directly to use. Physician users have stated that the financial benefits derived by the physician from use of the PrimeCareTM System exceeds the cost per patient visit. According to the American Medical Association, there are over 650,000 physicians in the U.S. creating a very large potential market for the System. OCGT estimates that as many as 250,000 of these physicians could use the PrimeCareTM System routinely. However, no assurances can be given that the marketing plan will succeed.

          Competition:
          ----------- OCGT has not identified any competitive patient management system which embodies all the features of the PrimeCare(TM) System, in particular the complaint specific, interactive Questionnaires completed by the patient and the report generated by the patient's responses. However, other companies market systems which may have some of the features of the PrimeCare(TM) System and some companies market medical office products which perform different functions than those performed by the PrimeCare(TM) System. To date, market penetration by both PSI and its competitors has been very small.

          Fitness Web Site:
          ---------------- OCGT designed, created, operates, maintains and markets a fitness and wellness Site known as www.DeniseAustin.com. Through a revenue sharing agreement with Denise Austin, a nationally known fitness expert who has had a daily fitness show on television for over 14 years, OCGT promotes and markets a variety of Denise Austin products on the web site. Visitors and fans are able to shop online for their favorite Denise Austin signature exercise videos, books, equipment, gear, and private label apparel line and nutraceuticals (when available), as well as sign up for her monthly news letter, enjoy fitness tips, exercises, motivation messages, and some of her favorite healthy recipes.

          Marketing:
          --------- OCGT has expanded the comprehensive shopping area which offers a broad range of noncompeting products within the fitness industry. OCGT will share income from two sources - advertising revenues and e-commerce. YourOwnHealth is currently positioned at the Denise Austin Web Site with banners and sponsorship of the monthly newsletter which directs traffic to YourOwnHealth . YourOwnHealth will take full advantage of the opportunity to position its interactive tools directly from www.DeniseAustin.com to facilitate a greater increase of traffic over the existing flow.

          Competition:
          ----------- Denise Austin's Daily Workout is the number one fitness show on television with over one million viewers each weekday morning. Ms. Austin top-selling videos have sold over 4 million copies, capturing 28% of the fitness video market.

     Medical Information Systems
     --------------------------- MIS, a Florida corporation was acquired by OCGT on June 25, 1992. Substantially all of the assets of MIS were sold to MM and MM assumed substantially all of the liabilities as of July 28, 1999. See "DESCRIPTION OF BUSINESS - Disposition of Assets". MIS was the area dealer for MM. The sale was made under the dealer acquisition program initiated by MM in 1997 when it became publicly held. MIS marketed computer systems to providers of medical services.


Cardiointegraph
---------------
OCGT has developed a diagnostic instrument for the early detection of coronary heart disease, known as the Cardiointegraph, which takes the electrical impulses generated by a patient during the course of a conventional electrocardiogram ("ECG"), and through a series of integrations and normalizations, displays these signals in a different visual format, known as a Cardiointegram ("CIG"). In OCGT's opinion, a CIG provides the examining physician with a method for identifying patients with apparently normal ECG's who may actually have coronary heart disease.

          Marketing
          ---------   OCGT has been unable to generate sufficient revenues
to fund its operations or to operate at a profit. Although a CIG was sold during the fiscal year ended June 30, 2001, to date, OCGT has not derived substantial revenues from the sale of CIGs and there can be no assurance that OCGT will ever be able to market the CIG.

          Competition
          ----------- OCGT believes that the CIG does not compete directly with any other diagnostic method. However, the CIG does compete generally with other diagnostic methods, such as stress testing and thallium perfusion stress tests. In the past, OCGT sold its product through medical distributors, a sales and marketing method employed by other medical equipment manufacturers.

          Patent Protection
          ----------------- OCGT's primary patent expired in November 1986. In June 1985 a new method patent was granted to OCGT which expires in the year 2002. This new patent covers OCGT's method for correctly detecting in a repeatable fashion the proper base line which is essential to accurately compute the CIG. OCGT owns trademark registrations in the United States for "OCG".

Government Regulation
---------------------
     OCGT is operating in the medical field which is subject to extensive federal, state and local regulations. The CIG is a "device" under the Food, Drug and Cosmetic Act of 1938, as amended (the "Act"). On December 29, 1981, OCGT was formally advised by the Food and Drug Administration ("FDA") that OCGT had clearance to market the CIG, subject to the general controls and provisions of the Act. The FDA designated the CIG to be in regulatory class
II. OCGT believes that it is presently in compliance with all federal, state and local regulations.

Neither the PrimeCare(TM) System, nor the CodeComplierTM require FDA filings.

Employees
---------
OCGT employs three full time employees, all of whom are non-salaried officers. Its subsidiary, PSI employs five salaried employees including officers, four of whom are full time and one is part time. All are salaried.


                            PROPERTIES

OCGT leases approximately 1,000 square feet of office space at 56 Harrison Street, New Rochelle, New York where it maintains its executive and sales office. The lease bears an annual rental of $20,952 until June 30, 2003. However, it may incur annual increases based on an escalation provision in the lease until its expiration on June 30, 2003.

PSI leases approximately 3,634 square feet of office space in Newport News, VA. The lease bears an annual rental $42,665 until expiration on May 31, 2004.


   MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

General
-------
The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere herein. The following discussion contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and OCGT intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include predictions, estimates and other statements that involve a number of risks and uncertainties. See "RISK FACTORS". While this outlook represents OCGT's current judgment on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested herein.

OCGT has experienced recurring losses from operations and has relied on the sale of equity interests in OCGT to fund its operations. If necessary, OCGT intends to provide additional working capital through the sale of equity interests in OCGT. Although, in the past, OCGT has been able to provide working capital through such sales, there can be no assurances that OCGT will succeed in its efforts, which creates a doubt about its ability to continue as a going concern. The results of operations for prior periods are based on OCGT's continuing operations.

              A. Fiscal 2001 Compared to Fiscal 2000

Results of Operations
---------------------
Results of operations related to MIS have not been included in the discussion since MIS' assets were sold as at July 28, 1999.

Total revenues decreased to $53,955 for the year ended June 30, 2001, from $79,412 for 2000. Cost of sales was unchanged.

Marketing general and administrative expenses decreased $294,183 for the year ended June 30, 2001, as compared to 2000, due primarily to the accelerated write-off of proprietary technology related to the creation of PrimeCareTM System, and a decrease in amortization.

Liquidity and Capital Resources
-------------------------------
At June 30, 2001, OCGT had a current ratio of 1.01 to 1, compared to 1.35 to 1 as of June 30, 2000. Although its net loss from operations, for the year ended June 30, 2001, was $558,132, a significant part of that loss resulted from non-cash charges of approximately $429,478, which accounted for 76.95% of the total loss from operations.

Cash on hand and accounts receivable were $17,249 at June 30, 2001. During the year ended June 30, 2001, OCGT received $240,000 in cash through the sale of equity interests. Subsequent to June 30, 2001, OCGT received an additional $101,000 in cash through the sale of equity interests. Although, in the past, OCGT's principal means of overcoming its cash shortfalls from operations was from the sale of OCGT's Common Stock and the exercise of Warrants, there can be no assurances that OCGT will be able to overcome future cash shortages from operations in this manner.

Disposition of Assets.
---------------------
On August 2, 1999, pursuant to the terms of an Asset Purchase Agreement, Mooney-Edwards Enterprises, Inc.("MIS"), a wholly owned subsidiary of OCGT, sold substantially all of its assets, as at July 28, 1999, to Medical Manager Southeast, Inc.("MM"); and MM assumed substantially all of MIS' liabilities related to operations as of July 28, 1999. The gross purchase price equaled ($402,806).

Products and Competition.
------------------------
OCGT acquired PSI on May 16, 1994. PSI owns all right, title and interest in the PrimeCareTM System, which is protected by copyrights.

OCGT has products that are of significant benefit to healthcare providers, their patients, consumers, pharmaceutical companies and other companies in the healthcare industry and fitness field. Physicians agree that the most important and time consuming part of any medical encounter is the collection of the patient's detailed history of present illness ("HPI"). As a result of increased patient loads and stringent documentation demands, many physicians do not have the time necessary to obtain a patient's detailed HPI, even though as many as 8 of every 10 patients the diagnosis can be obtained from a detailed HPI.

     Products:
     -------- The Company (i) owns and markets the PrimeCareTM System, (ii) owns and markets secure, Internet enhanced versions of parts of the PrimeCare(TM) System and the CodeComplierTM, on separate (but linked) Web sites known respectively as YourOwnDoctor.com, PrimeCareOnTheWeb.comTM and YourOwnHealth.comTM ; (iii) separately markets the CodeComplierTM and; (iv) created, maintains and markets a Web site known as DeniseAustin.com. See "DESCRIPTION OF BUSINESS - Products Overview" and "RISK FACTORS".

     Competition:
     ----------- OCGT has not identified any competitive patient management system which embodies all the features of the PrimeCare(TM) System; in particular, as regards the complaint specific, interactive Questionnaires completed by the patient and the Report generated by the patient's responses. OCGT believes that it has the only in-office patient management system and Web sites which enable physicians to obtain the patient's detailed HPI by having the patient answer problem-specific HPI Questionnaires on a PC in the office or via the Internet. This HPI is obtained without requiring the use of physician time. However, other companies market systems which may have some of the features of the PrimeCare(TM) System, and some companies market medical office products which perform different functions than those performed by the PrimeCare(TM) System. To date, market penetration by both PSI and its competitors has been very small.

The Market:
----------
OCGT's markets for: (a) the PrimeCare System, the PCW Site and the YOD Site are ambulatory/outpatient medical facilities, such as, primary care physicians, medical clinics, group practices, health maintenance organizations, and in general, healthcare providers other than those providing care to patients confined to hospital beds; and (b) the YOH Site is for the use of the general public.

According to the American Medical Association, there are in excess of 675,000 physicians in the U.S. OCGT estimates that, of this group, at least 300,000 physicians would benefit from the use of OCGT's healthcare products.

According to a Harris Interactive nationwide survey of practicing physicians released March 28, 2000,

     - 51% of physicians access the Internet from their personal office areas
     - 34% of physicians access the Internet in their clinical work areas

It is reasonable, therefore, to assume that, at the present time, 150,000 physicians have the capability to use OCGT's Web sites from their office, and 100,000 can use it from various areas of their office. It should be noted that the Harris survey is approximately two years old.

The Pew tracking report shows the continuing growth in Internet access, with an 18% increase in the last six months of the year 2000. It is therefore reasonable to assume that the potential market is currently actually larger and is continuing to grow.

The Pew Internet & American Life Project: An Internet tracking report, released on February 18, 2001, stated, "Comparing figures gathered in our tracking survey in May and June with figures gathered between Thanksgiving and Christmas, we find that the number of American adults with Internet access grew from about 88 million to more than 104 million in the second half of 2000." This is an 18% increase in six months.

The Pew Internet & American Life Project: An online life report, released November 26, 2000, stated that "Fifty-two million American adults, or 55% of those with Internet access, have used the Web to get health or medical information." It further stated that, "a majority of them go online at least once a month for health information. A great many health seekers say the resources they find on the Web have a direct effect on the decisions they make about their health care and on their interactions with doctors." This report signifies a very large, continually growing potential market for OCGT's YOH Site.

Revenue Sources and Marketing Strategy:
--------------------------------------   During the fiscal year ending June
30, 2001, OCGT's marketing efforts had been concentrated on its Web products. However, during its next quarter, significant interest and current opportunities have arisen for marketing the PrimeCareTM System as part of a major, multi-year international healthcare information management program.. Successful completion of these contracts would produce very significant revenues for OCGT. There can be no assurance, however, that this project will move forward or in the event that it does, that the PrimeCareTM System will be selected.

Advertising Revenues.
--------------------   An article appearing in CNET News.com from
Knowledge@Wharton.com, August 7, 2000 stated, ".... Pharmaceutical companies currently spend $2 billion in direct-to-consumer advertising. Johnson & Johnson has said it will move 40 percent of its ad budget to the Internet. If everyone moves 40 percent to the Internet, that's almost $1 billion....".
This should create the availability of significant advertising dollars for the Company's Web products which are viewed by consumers.

Physicians see, on average, 500 patients per month. OCGT believes that this segment of the healthcare market is capable of generating the greatest activity at its Web sites and thus, the largest amount of advertising revenues.

In an effort to maximize the healthcare provider's desire to use OCGT's Web Sites, OCGT devised a marketing strategy which gives each healthcare provider a share of the revenues generated through that providers use of OCGT's Web products. In addition, OCGT gives physicians free access to, and use of, its Web products. Its "revenue sharing" concept is supported by an October 2000 survey, conducted by Medem, the secure patient-physician e-health network, founded by the nation's leading medical specialty societies and the American Medical Association (AMA), released on November 6, 2000, which stated "that physicians overwhelmingly believe in the value of a robust Web site for their practice. In addition, half of physicians surveyed said they would be more interested in using e-mail to communicate with patients if they were reimbursed for it." The survey also stated, "These results show that physicians embrace the concept of online communications with their patients if a clear office function is addressed or an increased office efficiency can be demonstrated." OCGT's products should meet those criteria.

The fact that the physicians share in the advertising revenues is a strong motivation for physicians to use OCGT's healthcare Web sites. Their use would relieve OCGT of the enormous costs normally associated with driving traffic to Web sites.

The advertising revenue potential from patients viewing impressions on the HPI Questionnaires may be substantial. Patient interactive HPI Questionnaires average 25 screen pages per Questionnaire. Each page has room for two sponsorships by advertisers and up to 7 ad impressions, for a total of 9 impressions per page. Assuming only 5 of the 9 impressions per page are sold at $.03 per impression (a $30 cost-per-thousand rate), potential revenue per Questionnaire is $3.75. Physicians average 500 patient visits per month. Therefore, assuming that a physician spends an aggregate of two months on vacations, holidays, seminars, conferences, etc. the potential annual ad revenue per physician using OCGT's PCW is $18,750.Therefore, 1,000 physicians could generate $18,750,000 per year.

Outcomes Research.
----------------- Potentially, OCGT could receive fees for conducting outcomes research for pharmaceutical companies and teaching hospitals. OCGT anonymizes, encrypts and stores both the completed diagnostic and follow-up Questionnaires. This ever-growing medical database can be analyzed in various ways to determine the effectiveness of treatment plans, medications, etc.

Licensing Fees:
--------------   OCGT believes that annual licensing fees from large fixed
population groups, which includes, but is not limited to, labor unions, medical insurance companies, HMOs, military forces and correctional facilities, can be a source of revenues.

Targeting The Market:
--------------------   OCGT's primary focus is on targeting healthcare
provider organizations whose physicians can drive the most traffic to OCGT's Web sites. OCGT is attempting to establish business relationships with organizations that currently deal with healthcare providers. These organizations consist of healthcare providers, marketers of software and hardware, such as, office management system vendors, any other healthcare Web sites. OCGT would enter into revenue sharing agreements with these organizations. OCGT currently recruits and trains these organizations through:
(a) its sales and marketing staff; and (b) through independent consultants. The independent consultants are compensated solely on a commission basis.
OCGT intends to expand both its in house staff and its consultant network.

To date, the Company has entered into an agreement with Hackensack University Medical Center ("HUMC"). The agreement provides for the use of the Company's Web sites by HUMC's medical services organization ("MSO"), North Jersey
Medical Management Services, L.L.C.   This MSO has over 1,000 physicians.
HUMC, and its Physicians Hospital Organization, have created www.HUMCMD.net , the only complete Physician/Patient Internet Service Provider ("ISP") providing top quality Internet connectivity to members of its physician network, plus access to key internal HUMC applications.

The HUMCMD site has both a "Physician Portal" and "Patient Portal". The site currently contains the OCGT's PCW Site and YOH Site. The Company is dependent upon HUMC's marketing efforts to its Staff Physicians.

The Company has also contracted with Advantage Healthcare Net ("AHN") for use of the Company's Web sites by AHN's 260+ Members organizations and their 2,500+ physicians. AHN is a regional group purchasing organization covering
North Dakota, South Dakota, Minnesota and eastern Montana.   AHN maintains an
Intranet for its members use.   The  AHN Intranet features links to the
Company's Web sites. AHN has a marketing campaign to its members about its Intranet and includes information about the benefits its physician members will derive from using the Company's Web sites. The Company is dependent upon AHN's for this market.

OCGT continues to market the PrimeCare System and the CodeComplier as turnkey systems within a physician's office.

Fitness Web Site:
---------------- OCGT designed, created, operates, maintains and markets a fitness and wellness Web site known as www.DeniseAustin.com. Through a revenue sharing agreement with Denise Austin, a nationally known fitness expert who has had a daily fitness show on television for over 14 years, OCGT promotes and markets a variety of Denise Austin products on the Web site. Visitors and fans are able to shop online for their favorite Denise Austin signature exercise videos, books, equipment, gear, and private label apparel line and nutraceuticals (when available), as well as sign up for her monthly news letter, enjoy fitness tips, exercises, motivation messages, and some of her favorite healthy recipes.

     Marketing:
     --------- OCGT has expanded the comprehensive shopping area on the DA Web site which offers a broad range of noncompeting products within the fitness industry. OCGT will share income from two sources - advertising revenues and e-commerce. YourOwnHealth is currently positioned at the Denise Austin Web Site with banners and sponsorship of the monthly newsletter which directs traffic to YourOwnHealth . YourOwnHealth intends to take advantage of the opportunity to position its interactive tools directly from www.DeniseAustin.com to facilitate a greater increase of traffic.

     Competition:
     ----------- Denise Austin's Daily Workout is reputed to be the number one fitness show on television with over one million viewers each weekday morning. Her videos have sold over 4 million copies.

OCGT believes that it could obtain sufficient working capital from operations through marketing its Internet products, the PrimeCareTM System and CodeComplierTM.

Currently, OCGT has no lines of credit and has no material commitments for capital expenditures outstanding.



B.  Three months ended September 30, 2001 compared to September 30, 2000

Results of Operations
---------------------   Total revenues decreased $14,235 for the three months
ended September 30, 2001, as compared to the same period for 2000, primarily because there were no sales of OCGT's CIG and the termination of an Internet license. Revenues of OCGT, and PSI were $0 and $14,235 respectively, for the three months ended September 30, 2001.

Marketing, general and administrative expenses increased $35,150 for the three months ended September 30, 2001, as compared to the same period for 2000, primarily as a result of an increase of expenditures for business development.

Liquidity and Capital Resources
-------------------------------   At September 30, 2001, OCGT had a current
ratio of .57 to 1, compared to .7 to 1 as of September 30, 2000. Its net loss from operations, for the three months ended September 30, 2001, was $174,969, of which, loss from non-cash charges of $115,227, accounted for 66% of its total loss from operations. OCGT has experienced recurring losses from operations, and has been unable to provide sufficient working capital from operations. It has relied on the sale of equity interests in OCGT, the exercise of Warrants and loans from stockholders to fund its operations. OCGT's auditors have included an explanatory paragraph regarding the ability of OCGT to continue as a "going concern". See "FINANCIAL STATEMENTS".

Cash on hand and accounts receivable were $23,876 at September 30, 2001. OCGT also has $33,000 of demand notes receivable which relate to the exercise by holders of their Warrants. See "DESCRIPTION OF BUSINESS". In the past, OCGT's principal means of overcoming its cash shortfalls from operations was from the sale of OCGT's Common Stock. During the three months ended September 30, 2000, OCGT received $101,000 in loans from stockholders. Although, in the past, OCGT has been able to provide working capital through the sale of equity interests in OCGT, loans from shareholders and through the exercise of Warrants, there can be no assurances that OCGT will be able to do so in the future.

Disposition of Assets.
--------------------- On August 2, 1999, pursuant to the terms of an Asset Purchase Agreement, MIS, a wholly owned subsidiary of OCGT, sold substantially all of its assets to MM and MM assumed substantially all of the liabilities related to operations. The sale was effected as at July 28, 1999 for a purchase price equal to $402,806.

        DIRECTORS,  EXECUTIVE OFFICERS AND CONTROL PERSONS

     Name                Age                      Position
     ----                ---                      --------
Edward C. Levine          73                 President and Director

Jarema S. Rakoczy         58                 Vice President and Director

Jeffrey P. Nelson         56                 Secretary and Director



Directors are elected at the annual stockholder's meeting, and serve until the next annual meeting. Officers are elected by the Board of Directors.

Edward C. Levine has been the President of OCGT since 1976, and a Director of the Company since 1973. Mr. Levine is an attorney and a member of the Bar of the State of New York.

Jarema S. Rakoczy, has served as a Director of OCGT since August 1987, and a Vice President since March 1985. He first became associated with OCGT in January, 1983. Mr. Rakoczy devotes part of his professional time to OCGT's affairs. Mr. Rakoczy served as Eastern Manager at Hittman Medical Systems from September 1980 to December 1982; as Regional Sales Manager at American Optical Medical Division from February 1976 to September 1980; and as Vice President at Pratt Electronics from June 1968 to November 1974. Mr. Rakoczy has been self-employed as a sales and marketing consultant.

Jeffrey P. Nelson, has served as a Director of OCGT since November 1991, and as its Secretary since June 1992. He has been an Executive Vice President of OCGT since November 1997. Mr. Nelson served as Vice President, Asset Based Finance Division, of Marine Midland Bank, NA from December 1986 through 1990. Mr. Nelson was self-employed as a real estate financing consultant from January 1991 through November 1991.


                       EXECUTIVE COMPENSATION

Compensation of Directors
-------------------------
  Directors serve without compensation.

Compensation of Officers
------------------------
  The following table presents certain specific information regarding the compensation of the Chairman and President of OCGT who received no compensation other than the compensation set forth in the following tables. No Officer of OCGT had total salary, bonus or other compensation exceeding $100,000.


                      Summary Compensation Table
                      --------------------------
       (a)                    (b)                           (c)
                                               Long-term Compensation Awards
Name & Principal       Fiscal Year Ended           Securities Underlying
Position                   June 30,                     Options/SARs
----------------       -----------------       -----------------------------
Edward C. Levine,           2001                           - 0 -
   President and Chief      2000                         200,000
   Executive Officer        1999                         300,000

                   Option Grants in Last Fiscal Year
                   ---------------------------------
    (a)                 (b)             (c)         (d)            (e)

                   Number of      % of Total
                   Securities     Options/SARs
                   Underlying     Granted to    Exercise or
                   Options/SARs   Employees in  Base Price
  Name             Granted        Fiscal Year   ($/Share)    Expiration Date
----------------   ------------   -----------   -----------  ---------------
Edward C. Levine      none            N/A          N/A             N/A

                  Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

The following table sets forth certain information regarding the exercise of stock options during the fiscal year ended June 30, 2001 and the fiscal year ended value of unexercised options for OCGT's named executive officers.
                                                                                 Value of Unexercised
                     Shares         Value          Number of Unexercised        In-the-money Options at
                   Acquired on    Realized      Options at Fiscal Year-End       Fiscal Year End (1)
    Name            Exercise         ($)         Exercisable/Unexercisable     Exercisable/Unexercisable
--------------     -----------    --------      ---------------------------    -------------------------
E. C. Levine          -0-            -0-              500,000 / 0                      $0 / 0
J. S. Rakoczy         -0-            -0-               90,000 / 0                       0 / 0
J. P. Nelson          -0-            -0-              300,000 / 0                       0 / 0

_____________________
Notes:   (1)  Calculated based on the excess of the closing market price of
              OCGT's common stock as reported on the OTC Bulletin Board on June 30, 2001 over the option exercise price.


     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth, as of September 30, 2001 certain information with respect to Common Stock ownership of (i) each person known by OCGT to own beneficially more than 5% of the shares of OCGT's Common Stock, (ii) all directors, and (iii) all Officers and Directors as a group.


              Name and Address of      Amount & Nature of         Percent
Class         Beneficial Owner         Beneficial Ownership      of Class
------        -------------------      --------------------      --------
Common        Edward C. Levine          538,826 - direct           1.52%
              56 Harrison Street
              New Rochelle, NY 10801

Common        Jarema S. Rakoczy         359,600 - direct           1.02%
              56 Harrison Street
              New Rochelle, NY 10801

Common        Jeffrey P. Nelson         499,000 - direct           1.42%
              56 Harrison Street
              New Rochelle, NY 10801

Common        All directors and       1,397,426 - direct           3.96%
              officers as a group
              (3 Persons)

        CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During December 2001, the Company authorized the issuance of, and thereafter issued, warrants to purchase shares of its Common Stock as follows: Edward C. Levine 750,000 warrants; Jeffrey P. Nelson 700,000 warrants; and Jarema S. Rakoczy 100,000 warrants; all at $.15 per share. The exercise of these warrants is conditioned upon the Company increasing the authorized number of shares of Common Stock to one hundred million shares.

During December 2001, the Company modified, with the warrant holders' consent, an aggregate of 2,698,056 warrants, previously issued with shares reserved thereby, eliminating the requirement to reserve shares of Common Stock for exercise of their warrants, and the exercise of these warrants is conditioned upon the Company increasing the authorized number of shares of Common Stock to one hundred million shares. In consideration the exercise price was reduced from $.47 to $.25and the exercise period was extended one year. Included in this group were: Edward C. Levine 500,000 warrants; Jeffrey P. Nelson 300,000 warrants; and Jarema S. Rakoczy 90,000 warrants.

During June and July, 2000, the Company borrowed $85,000 from the son of the Company's President. See "DESCRIPTION OF SECURITIES - Convertible Notes".

On February 29, 2000, the Company authorized the issuance of, and thereafter issued, 150,000 shares of the Company's common stock were issued to retire debt in the amount of $37,374. The creditor is the son of the Company's President.

On July 26, 1999, the Company authorized the issuance of, and thereafter issued, warrants to purchase shares of its Common Stock as follows: Edward
C. Levine 200,000 warrants; Jeffrey P. Nelson 150,000 warrants; and Jarema
S. Rakoczy 60,000 warrants; all at $.47 per share.

On June 22, 1999 the Company authorized the issuance of, and thereafter issued, warrants to purchase shares of its Common Stock as follows: Edward
C. Levine 300,000 warrants; Jeffrey P. Nelson 150,000 warrants; Erich W. Augustin 150,000 warrants, and Jarema S. Rakoczy 30,000 warrants; all at $.47 per share.

On June 22, 1999, the Company authorized the issuance of, and thereafter issued, warrants to purchase 200,000 shares of its common stock at $.47 per share to Masterdisk Corporation in payment of the use of space and administrative support services for the year ended May 31, 2000. A shareholder and officer of Masterdisk Corporation is the son of the Company's President.

On December 8, 1998, the Company authorized and issued warrants to acquire 150,000 shares of the Company's common stock at an exercise price of $0.65 which expire December 10, 2001. These warrants were issued to Erich W. Augustin, an Officer and Director of the Company.



                   DESCRIPTION OF SECURITIES

     Common Stock
     ------------ The Company is authorized to issue 50,000,000 shares of Common Stock, $.01 par value per share. Such shares may be issued in series by the Board of Directors (hereinafter, the "Board"), each series having such voting powers, designations, preferences, rights, qualifications, limitations and restrictions as may be deemed appropriate by the Board. The Board may act without the necessity of further stockholder action, except to the extent required by the Certificate of Incorporation, the General Corporation Law of the State of Delaware, or other applicable laws and regulations. To date, only one series of Common Stock has been issued. Each holder of Common Stock is entitled to one vote per share at all stockholders' meetings. No share of Common Stock is entitled to any preference over any other share, and each share of Common Stock is equal in all respects to every other share of Common Stock There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a stockholder of the Company. Stockholders do not have the right to cumulate their votes for the election of directors. Accordingly, the holders in the aggregate of shares in excess of 50% of the outstanding shares of Common Stock (and Series C and Series E Preferred Stock
- see below under "Preferred Stock") can elect all of the members of the Company's Board. Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors in its discretion, on a ratable basis, out of funds legally available there for, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or the winding up of the affairs of the Company. Payments of dividends and/or distributions in respect of the Common Stock can only be made if funds for the same are available after payment (or provisions for such payment) has been made in respect of Preferred Stock. See "DESCRIPTION OF SECURITIES - Preferred Stock."

     Continental Stock Transfer & Trust Company is the transfer agent and registrar for the Common Stock.

     Preferred Stock
     --------------- The Company is authorized to issue 1,000,000 shares of Preferred Stock,$.10 par value per share, which shares may be issued in series by the Board, each series having such voting powers, designations, preferences, rights, qualifications, limitations and restrictions as may be deemed appropriate by the Board, without the necessity of further stockholder action, except to the extent required by the Certificate of Incorporation, the General Corporation Law of the State of Delaware or other applicable laws and regulations.

     The Board has designated 100,000 shares as Series C Preferred Stock, of which the preferences and other rights, and the qualifications, limitations or restrictions thereof, include the following: (1) the shares are convertible into one hundred shares of Common Stock for each share of Series C Preferred Stock converted, provided: (i) that there is no increase in the number of the Company's authorized shares of Common Stock, then only to the extent authorized by the Company's Board; or in the alternative, (ii) in the event that the Company's Stockholders shall authorize the Corporation's Board to increase the number of the Corporation's authorized shares of Common Stock to at least one hundred million authorized shares and, as a result the number is so increased; (2) the holders shall have one hundred (100) votes per share held and shall have the right to vote for any purpose that the holders of the Company's Common Stock may vote; (3) dividends shall not be cumulative and shall be distributable out of the aggregate of all cash dividends declared by the Company in any year, such cash dividends, if any, shall be calculated in an amount per share of Series C equal to one hundred (100)times of the amount per share of dividends distributable to the holders of one share of the Common Stock; and (4) in the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Company, the holders of the Series C Preferred Stock shall be entitled to receive out of the assets and funds of the Company to be distributed, an amount per share equal to one hundred (100) times of the amount per share to be distributed to the holders of one share of the Common Stock.

     The Board has designated 100,000 shares as Series E Preferred Stock, of which the preferences and other rights, and the qualifications, limitations or restrictions thereof, include the following: (1) the shares are nonconvertible; (2) the holders shall have the right to vote for any purpose on the same basis as the holders of the Company's Common Stock; (3) dividends shall not be cumulative and shall be distributable out of the aggregate of all cash dividends declared by the Company in any year, and shall be calculated as follows: the aggregate amount of all cash dividends declared and to be distributed by the Company to all classes of its stockholders in a fiscal year shall be multiplied by a fraction, the (A) numerator of which shall be an amount equal to fifty (50%) percent of the net profits of the Company's subsidiary,"MIS", for the prior fiscal year; and the (B) denominator of which shall be the sum of the said net profits of the Company (including those of MIS) for such prior fiscal year; (4) the shares may be redeemed, in whole or in part, at the option of the Company, at the price of $30.00 per share, plus all accrued and unpaid dividends thereon, at any time commencing three years after the date of issuance. On June 25, 1992, 100,000 shares of Series E Preferred Stock were issued in conjunction with the acquisition of MIS. On August 2, 1999, the Company sold the business conducted by MIS through the sale of substantially all of the assets and substantially all of the liabilities related to operations. See "DESCRIPTION OF BUSINESS". During December 2001, the Company converted 67,000 shares of Series E Preferred Stock into 200,000 shares of the Company's Common Stock

     Convertible Notes
     ----------------- On November 12, 2001, the Company's Board of Directors authorized the issue of Convertible Notes (the "Notes") to those (the "Lenders") that the Company is currently indebted to, in the amount of approximately $400,000. The Notes have the following features and provisions:
(1) the Notes are convertible, in whole or in part, into Series C Preferred Stock (see below);(2) the conversion rate is seven dollars and fifty cents ($7.50) per share of Series C Preferred Stock; (3) the Notes will be secured by the shares of common stock of PrimeCare Systems, Inc. held by the Company with each Lender sharing in the collateral to the extent of the ratio of that Lender's loan bears to the total of such loans outstanding; (4) the maturity date of their Notes shall be eighteen months after the date of issue; and (5) the Company has the right to issue additional Notes for future borrowing, and each new Lender will share in the collateral pro rata.

                      FINANCIAL STATEMENTS


             OCG TECHNOLOGY, INC. AND SUBSIDIARIES
                      FINANCIAL REPORT
                    JUNE 30, 2001 AND 2000


TABLE OF CONTENTS
-----------------
                                                                 PAGE
                                                                 ----

Independent auditors' report                                     F-1

Consolidated financial statements:

     Balance sheet                                               F-2
     Statement of operations                                     F-3
     Statement of shareholders' equity                           F-4
     Statement of cash flows                                     F-5

Notes to financial statements                                    F-7

                        ARTHUR YORKES & COMPANY LLP
                        Certified Public Accountants
                            15 West 39th Street
                          New York, New York 10018



                        INDEPENDENT AUDITORS' REPORT


To the Board of Directors
OCG Technology, Inc. and Subsidiaries
New York, New York


We have audited the accompanying consolidated balance sheet of OCG Technology, Inc. and Subsidiaries as of June 30, 2001, and the related consolidated statements of operations, cash flows and changes in shareholders' equity for the years ended June 30, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of OCG Technology, Inc. and Subsidiaries as of June 30, 2001, and the consolidated results of their operations and their cash flows for the years ended June 30, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has experienced recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/Arthur Yorkes & Company LLP
                                           ---------------------------
                                           ARTHUR YORKES & COMPANY LLP

New York, New York
October 4, 2001

                          OCG TECHNOLOGY, INC. AND SUBSIDIARIES

                               CONSOLIDATED BALANCE SHEET

                                      JUNE 30, 2001

                                         ASSETS
Current assets:
	Cash	                                           $       7,775
	Accounts receivable	                                   9,474
	Other current assets	                                 304,654
                                                           -------------
		Total current assets	                         321,903

Property and equipment, net	                                  42,440
Capitalized software costs, net	                                 376,193
Other assets	                                                   4,972
                                                           -------------
                                                           $     745,508
                                                           =============

                            LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Accounts payable and accrued expenses	           $      63,841
	Note payable	                                         255,000
                                                           -------------
		Total current liabilities                        318,841
                                                           -------------
Commitments and contingencies

Shareholders' equity:
	Preferred stock, 1,000,000 shares authorized;
	  Series E Preferred Stock, $.10 par value,
        100,000 shares issued and outstanding	                  10,000
	Common stock, 50,000,000 shares authorized;
	  $.01 par value, 35,223,613 shares issued
         and outstanding	                                 352,236
	Additional paid-in-capital	                      24,676,592
	Accumulated deficit	                             (24,516,661)
	Stock subscriptions receivable	                         (33,000)
                                                           -------------
                                                                 489,167
	Less:  Treasury stock, at cost (12,500 shares)	         (62,500)
                                                           -------------

	Total shareholders' equity	                         426,667
                                                           -------------
		                                           $     745,508
                                                           =============


                  See notes to consolidated financial statements

                                       F-2


                         OCG TECHNOLOGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED STATEMENTS OF OPERATIONS

                               FOR THE YEARS ENDED JUNE 30,


                                                        2001             2000
Revenues                                           $      53,955  $      79,412
                                                   -------------  -------------
Costs and expenses:
	Marketing, general and administrative            183,081        477,264
	Depreciation and amortization	                 104,314         86,174
	Product development costs	                 325,164        362,152
	Interest income - net                               (472)        (1,731)
                                                   -------------  -------------
		Total costs and expenses                 612,087        923,859
                                                   -------------  -------------
Loss from continuing operations                         (558,132)      (844,447)
                                                   -------------  -------------

Discontinued operations:
	Profit from operations of Mooney Edwards               -         16,707
	Income from sale of business	                       -        341,180
                                                   -------------  -------------
                                                               -        357,887
                                                   -------------  -------------
Net loss                                           $    (558,132) $    (486,560)
                                                   =============  =============

Basic and fully diluted net loss per share:
      Continuing operations                        $        (.02) $        (.03)
	Discontinued operations                              .00            .01
                                                   -------------  -------------
                                                   $        (.02) $        (.02)
                                                   =============  =============

Weighted average number of
   common shares outstanding                          33,889,153     31,223,399
                                                   =============  =============



                   See notes to consolidated financial statements

                                     F-3

                                          OCG TECHNOLOGY, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                         FOR THE YEARS ENDED JUNE 30, 2001 AND 2000


                 Preferred Stock     Common stock       Additional
                   $.10 par           $.01 par           Paid-in     Accumulated  Subscription Treasury
                 Shares  Amount    Shares     Amount     Capital       Deficit     Receivable   Stock        Total
                 ------- -------  ----------  --------  -----------  ------------ ----------- ---------  -----------
Balance at
  June 30, 1999  100,000 $10,000  30,581,557  $305,815  $23,951,577  $(23,471,969) $(361,000) $(62,500)  $  371,923

Issuance of
 stock for
 services              -       -     200,000     2,000       81,180             -          -         -       83,180

Issuance of
 warrants
 for services          -       -           -         -       24,000             -          -         -       24,000

Sale of stock
 and conversion
 of notes
 payable               -       -   1,394,000    13,940      334,444             -          -         -      348,384

Collection
 of stock
 subscription
 receivable            -       -           -         -            -             -      5,000         -        5,000

Net loss               -       -           -         -            -      (486,560)         -         -     (486,560)
                 ------- -------  ----------  --------  -----------  ------------  ---------  --------   ----------
Balance at
 June 30, 2000   100,000  10,000  32,175,557   321,755   24,391,201   (23,958,529)  (356,000)  (62,500)     345,927

Issuance of
 stock for
 services              -       -     430,000     4,300       47,572             -          -         -       51,872

Issuance of
 warrants
 for services          -       -           -         -       24,000             -          -         -       24,000

Sale of stock          -       -   2,618,056    26,181      213,819             -          -         -      240,000

Collection
 of stock
 subscription
 receivable            -       -           -         -            -             -    323,000         -      323,000

Net loss               -       -           -         -            -      (558,132)         -         -     (558,132)
                 ------- -------  ----------  --------  -----------  ------------  ---------  --------   ----------
Balance at
 June 30, 2001   100,000 $10,000  35,223,613  $352,236  $24,676,592  $(24,516,661) $ (33,000) $(62,500)  $  426,667
                 ======= =======  ==========  ========  ===========  ============  ========== ========   ==========

                                See Accompanying Notes to Consolidated Financial Statements.

                                                               F-4


                       OCG TECHNOLOGY, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                            FOR THE YEARS ENDED JUNE 30,

                                                                  2001           2000
Cash flows from operating activities:
   Net loss	                                             $  (558,132)  $  (486,560)
                                                              -----------   -----------
   Adjustments to reconcile net loss to net cash
    Used in operating activities:
	Gain on sale of subsidiary                                      -      (341,180)
	Depreciation and amortization                             104,314        86,174
	Gain from sale of discontinued operations                       -       (16,707)
	Issuance of stock and warrants for services
	  and other expenses                                       75,872       144,564
   Changes in operating assets and liabilities:
	(Increase) decrease in:
	    Accounts receivable                                    (2,449)        1,443
          Receivable sale of business                              39,908        (9,487)
          Prepaid expenses and other assets                      (259,349)      148,675
          Other assets                                                  -        (1,792)
      (Decrease) increase in:
          Accounts payable and accrued expenses                    17,235        (6,984)
          Due to affiliate                                              -       (10,500)
          Due to officer                                                -       (15,122)
          Note payable - related party                                  -        38,655
                                                              -----------   -----------
             Total adjustments                                    (24,469)       17,739
                                                              -----------   -----------
      Net cash used in operating activities                      (582,601)     (468,821)
                                                              -----------   -----------
Cash flows from investing activities:
   Purchases of property and equipment                               (355)      (14,807)
   Capitalized software development costs                        (215,098)     (255,838)
   Proceeds from sale of business                                       -       357,887
                                                              -----------   -----------
      Net cash provided by investing activities                  (215,453)       87,242
                                                              -----------   -----------
Cash flows from financing activities:
   Proceeds from issuance of common stock                         240,000             -
   Reduction of stock subscription receivable                     323,000         5,000
   Proceeds from issuance of notes payable                        205,000       311,000
                                                              -----------   -----------
      Net cash provided by financing activities                   768,000       316,000
                                                              -----------   -----------
Net (decrease) increase in cash                                   (30,054)      (65,579)

Cash, beginning of year                                            37,829       103,408
                                                              -----------   -----------
Cash, end of year                                             $     7,775   $    37,829


                      See notes to consolidated financial statements

                     OCG TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                         FOR THE YEARS ENDED JUNE 30,



                                                        2001       2000
                                                      --------   --------
Supplemental disclosure of cash flows information:

     Interest paid                                    $     71   $    596
                                                      ========   ========

Supplemental disclosure:

	Non-cash investing and financing activities:

For services rendered during the year the company issued an additional 430,000 shares of common stock.





                See notes to consolidated financial statements

                      OCG TECHNOLOGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2001 AND 2000





  1. Summary of significant accounting policies:

     Business:

     OCG Technology, Inc. ("OCG") together with its subsidiaries is engaged in the development, marketing, and distribution of software and diagnostic products for the healthcare industry.

     In the fourth quarter of fiscal 1999, OCG completed a strategic reappraisal of its business. This reappraisal refocused OCG's efforts with respect to PrimeCare Systems, Inc. ("PSI") and the deployment of its PrimeCare Patient Management System (the "System") from an in-house legacy system to a state of the art, Internet based solution. The System now enables patients to provide their care providers with their medical history through secure Internet. Additionally, in April 1999, OCG launched a new website, YourOwnHealth.com. This site facilitates consumer access to quality medical information. OCG expects to generate revenues from its Internet businesses through advertising and sponsorship. In fiscal 1999, OCG wrote-off $199,314 of previously capitalized software costs associated with the legacy system.

     In July 1999, OCG sold the net assets of its wholly-owned subsidiary, Mooney Edwards Enterprises, Inc. ("Mooney Edwards") (see Note 2). Mooney Edwards was engaged in the development and distribution of third party computer software and support services for the medical community for the processing of bills (including insurance claims), bookkeeping, and office management. These consolidated financial statements present Mooney Edwards as a discontinued operation.

     Inherent in OCG's business are various risks, including its limited operating experience in the Internet segment of the healthcare market, the limited history of commerce over the Internet, its unproven business model, and uncertainties regarding its ability to develop revenues.

     Basis of Presentation:

     The accompanying consolidated financial statements have been prepared assuming that OCG will continue as a going concern. OCG has experienced recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Management intends to sell debt and/or equity in order to continue the operations of the business. There can be no assurance that OCG will be able to raise sufficient capital to continue its operations and/or generate adequate cash flow from operations.

                         OCG TECHNOLOGY, INC. AND SUBSIDIARIES

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                JUNE 30, 2001 AND 2000



  1. Summary of significant accounting policies:  (continued)

     Principles of consolidation:

     The consolidated financial statements include the accounts of OCG and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Property, equipment and depreciation:

     Property and equipment are stated at cost. Machinery and equipment and equipment held under fee for service arrangements are being deprecated on a straight-line basis over their estimated useful life of five (5) years.

     Capitalized software costs:

     OCG has capitalized software costs for their existing programs that have reached the technological feasibility status.

     Revenue recognition:

     Mooney Edwards recognizes sales of computer software systems when delivery has been made and substantially all of the services to be provided by OCG have been completed.

     OCG recognizes revenues from fees charged to medical providers for the use of the System as the services are provided.

     Revenues from sponsorships, advertising and other arrangements are recognized during the period in which the sponsorship or advertisement is displayed, provided that no significant performance obligations remain and collection of the related receivable is probable.

                OCG TECHNOLOGY, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       JUNE 30, 2001 AND 2000



  1. Summary of significant accounting policies:  (continued)

     Net loss per share:

     OCG has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128") that requires the reporting of both basic and diluted earnings per share. Basic net loss per share is computed by dividing net loss available to common shareowners by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Potentially dilutive securities are excluded from the fully diluted loss per share calculation for 2001 and 2000 because their effect would be antidilutive.

     Accounting for stock based compensation:

     OCG has chosen to adopt the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, OCG has not recognized compensation expense with respect to such awards because the exercise price of options and warrants granted to employees has approximated the fair market value of the common stock at the respective grant dates.

     Research and development:

     Research and development costs are expensed as incurred.

     Cash:

     OCG considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. There were no cash equivalents at June 30, 2001 and 2000.

     2.     Net assets held for sale:

     In July 1999, OCG sold the net assets of Mooney Edwards for approximately $400,000.

                 OCG TECHNOLOGY, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       JUNE 30, 2001 AND 2000



  2. Net assets held for sale:  (continued)

     The following summarizes the results of operations for the two years ended June 30, 2001 and 2000 for Mooney Edwards:

                                                 2001        2000
                                              ---------   ---------
       Net sales                              $       -   $  72,623
                                              ---------   ---------
       Cost of sales                                  -      17,318
       Operating expenses                             -      38,598
                                              ---------   ---------
          Total expense                               -      55,916
                                              ---------   ---------
       Net profit (loss)                      $       -   $  16,707
                                              =========   =========
  3. Property and equipment:

     Property and equipment consists of the following:

                                                 2001        2000
                                              ---------   ---------
       Equipment held under fee for
          service arrangements                $ 366,675   $ 366,675
       Machinery and equipment                  290,684     290,329
                                              ---------   ---------
                                                657,359     657,004
       Less:  Accumulated depreciation          614,919     579,348
                                              ---------   ---------
                                              $  42,440   $  77,656
                                              =========   =========

       Depreciation expense was $35,571 and $60,174 for the years ended June 30, 2001 and 2000, respectively.

  4. Note payables:

     Note payables are unsecured, due on demand, and bears interest at 1% above the prime rate per annum.

                  OCG TECHNOLOGY, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         JUNE 30, 2001 AND 2000





  5. Shareholders' equity:

     Preferred stock:

     On July 12, 1984, the shareholders of OCG approved the creation of a class of 1,000,000 shares of preferred stock, and authorized the Board of Directors to establish and designate the number of shares and relative rights, preferences and limitations of such preferred stock.

     Series E Preferred Stock:

     In June 1992, the Board of Directors designated 100,000 shares of Preferred Stock as Series E Preferred Stock. These shares were issued in conjunction with the acquisition of Mooney Edwards. These shares:
     (i) are non-convertible with the right to vote on the same basis as the holders of OCG's common stock, (ii) may be redeemed in whole or in part at the option of OCG at a price of $30 per share plus all accrued and unpaid dividends thereon, and, (iii) have the right to dividends which are not cumulative and are limited to a fraction of all cash dividends declared and to be distributed by OCG to all classes of its shareholders in any fiscal year, the (A) numerator of which shall be an amount equal to fifty (50%) percent of the net profits of Mooney Edwards for the prior fiscal year; and the (B) denominator of which shall be the sum of the net profits of OCG (including those of Mooney Edwards) for such prior fiscal year, and no more. No dividends to Series E Preferred shareholders were due at June 30, 2001 and 2000 (see
     Note 9 regarding sale of Mooney Edwards).

     Common stock:


     In fiscal 2001 OCG sold 2,618,056 shares of common stock in private placements for $240,000.

     In fiscal 2000 OCG sold 1,394,000 shares of common stock in private placements for $348,384.

     In Fiscal 2001, OCG issued 430,000 shares of common stock for services rendered.

     In Fiscal 2000, OCG issued 200,000 shares of common stock for services rendered.

     Stock subscriptions receivable:

     Demand notes receivable of $33,000 is outstanding at June 30, 2001. These notes were issued to various individuals including Officers and Directors of OCG in connection with their fiscal 1998 exercise of warrants for the purchase of common stock and are collateralized by common stock of OCG owned by these individuals.

                  OCG TECHNOLOGY, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       JUNE 30, 2001 AND 2000



  5. Shareholders' equity:  (continued)

     Warrants:

     OCG accounts for warrants granted to employees and directors under APB No. 25. Had compensation costs of these warrants been determined consistent with SFAS No. 123, OCG's consolidated net loss and net loss per share would have been as follows:

                                                2001           2000
                                           -----------    ------------
       Net loss as reported                $        -     $   (486,560)
       Net loss pro forma                           -         (781,040)
       Primary loss per share as reported           -             (.02)
       Primary loss per share pro forma             -             (.03)

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

     All transactions with individuals other than those considered employees, as set forth within the scope of APB No. 25, have been accounted for under the provisions of SFAS No. 123 during fiscal 2001 and 2000.

     The fair value of each warrant grant is estimated on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions:

                                                 2001           2000
                                              --------       --------
       Risk-free interest rate                       -         5.922%
       Expected dividend yield                       -             -
       Expected lives                                -             3
       Expected stock price volatility               -           155%

                      OCG TECHNOLOGY, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2001 AND 2000




  5. Shareholders' equity:  (continued)

     Warrants:  (continued)

     Warrants issued for services generally vest immediately. Warrant activity for the years ended June 30, 2001 and 2000 is summarized as follows:

                                                      2001        2000

       Outstanding at beginning of year             4,689,000  5,896,000
       Warrants granted                             2,717,056  1,227,000
       Warrants canceled                           (1,380,000)(2,434,000)
                                                   ----------  ---------
       Outstanding at end of year                   6,026,056  4,689,000


     OCG issued warrants for the following:

                                              Exercise    Value of
                                    Warrants   Price      Warrants
                                   ---------  --------    --------
       2001
          Non-compensatory:
            Attached to sale
                of stock           2,717,056    $.35            -

       2000
          Non-compensatory:
            Employees and
                directors          1,227,000    $.47            -
                                   ---------   -------   --------
                                   3,944,056             $      -
                                   =========   =======   ========

                  OCG TECHNOLOGY, INC. AND SUBSIDIARIES

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       JUNE 30, 2001 AND 2000





  5. Shareholders' equity:  (continued)

     Warrants:  (continued)

     At June 30, 2001, 6,026,056 shares of OCG common stock were reserved for future issuance with respect to the following warrants:

       Expiration                    Exercise Price     Common Shares
       ----------                    --------------     -------------
       October 2001                           $1.00            20,000
       November 2001 - June 2002        $.26 - $.49            50,000
       December 2001                           $.65           150,000
       April 2002                              $.40           100,000
       June 2002                               $.47         1,762,000
       July 2002                               $.47         1,227,000
       December 2002                           $.40            50,000
       January 2003                            $.35         2,618,056
       February 2003                           $.40            25,000
       September 2003 - June 2004        $.15 - $25            24,000
                                                         ------------
                                                            6,026,056
                                                         ============
  6. Commitments and contingencies:

     The Company is obligated under two leases for their office space.

     The first lease expires June 30, 2003 at an annual rent of $20,952. The second lease expires May 31, 2004 at an annual rental of $42,665.

     The minimum lease payments under the above lease are as follows:

                 Year Ended
                   June 30,                 Amount
                 ----------             ------------
                   2002                 $     63,617
                   2003                       63,617
                   2004                       42,665
                                        ------------
                                        $    169,899

                   OCG TECHNOLOGY, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           JUNE 30, 2001 AND 2000




  6. Commitments and contingencies:  (continued)

     In September 1995, PSI entered into a consulting agreement with a major health care provider (the "Consultant") to provide advise for changes necessary to assure the medical content of the System is current and accurate and meets the criteria of currently accepted clinical practice. The Consultant will also be furnishing and/or updating physician and patient educational materials, additional diagnostic and follow-up programs and algorithms, appropriate practice guidelines and suggesting changes and/or additions to diagnostic and follow-up programs. PSI has agreed that the compensation of the Consultant will be 15% of the gross revenues actually received and collected by PSI from users of the System.

  7. Income taxes:

     At June 30, 2001, OCG had net operating loss carryforwards of approximately $12,300,000 which will expire at various dates from 2002 through 2021 subject to certain limitations. The deferred tax asset arising from net operating loss carry forwards are offset by a 100% valuation allowance due to the uncertainty as to their realization.

     OCG has entered into numerous equity transactions which may significantly limit the utilization of these net operating losses, pursuant to Internal Revenue Code Section 382. OCG has not performed a study to determine the effects of Section 382, and accordingly is unable to determine the annual limitations which may be imposed pursuant to Section 382.

  8. Related party transactions:

       A. Certain OCG officers received 410,000 warrants at an exercise price of $.47 per share. These warrants expire July 2002.

       B. Certain of OCG's officers served without cash compensation for the years ended June 30, 2001 and 2000.

  9. Subsequent events:

     Internet service agreement:

     In July 2000, the company entered into an Internet service agreement with a medical center for the use of its medical websites. Through use of these websites, OCG expects to receive advertising revenue from its advertisers. The company has entered into a revenue sharing agreement whereby the medical center will receive 30% of all advertising revenues.

     Sale of subsidiary:

     OCG is contemplating the retirement of the preferred stock issue with the sale of the Mooney Edwards subsidiary.

                        OCG TECHNOLOGY, INC. AND SUBSIDIARIES
                                FINANCIAL STATEMENTS
                  For the Quarterly Period Ended September 30, 2001

                                    INDEX


FINANCIAL  INFORMATION                                  PAGE NUMBER
----------------------                                  -----------

Consolidated Condensed Balance Sheets
September 30, 2001 and June 30, 2001                         1

Consolidated Condensed Statements of Loss for
the Three Months Ended September 30, 2001 and 2000           2

Consolidated Condensed Statements of Cash Flow for
the Three Months Ended September 30, 2001 and 2000           3

Notes to Consolidated Condensed Financial Statements         4


                        				OCG TECHNOLOGY, INC. AND SUBSIDIARIES
                        				CONSOLIDATED CONDENSED BALANCE SHEETS

                                                              SEPTEMBER 30, 2001     JUNE 30, 2001
ASSETS                                                           (UNAUDITED)            (AUDITED)
Current Assets:

        Cash                                                  $     21,612          $      7,775
        Receivables, trade                                           2,264                 9,474
        Inventory                                                    8,856                     0
        Other current assets                                       219,920               304,654
                                                              -------------         -------------
        Total current assets                                       252,652               321,903

Property and equipment, net of accumulated depreciation of
          ($585,069)           ($577,765)                           35,136                42,440

Capitalized software costs, net of accumulated amortization
          ($118,290)           ($ 94,743)                          386,058               376,193

Other assets                                                         4,972                 4,972
                                                              -------------         -------------
        Total assets                                          $    678,818          $    745,508
                                                              =============         =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
        Accounts payable and accrued expenses                 $     57,120          $     63,841
        Notes payable                                              356,000               255,000
        Bank loans payable                                           8,000                     0
                                                              -------------         -------------
        Total current liabilities                                  421,120               318,841
                                                              -------------         -------------

Shareholders' equity: (Note 4)
        Preferred stock $.10 par value, Series E                    10,000                10,000
        Common stock $.01 par value                                352,236               352,236
        Additional paid-in capital                              24,682,592            24,676,592
        Deficit                                                (24,691,630)          (24,516,661)
        Subscription receivable                                   ( 33,000)             ( 33,000)
                                                              -------------         -------------
                                                                   320,198               489,167
        Less treasury stock, at cost                               (62,500)              (62,500)
                                                              -------------         -------------
        Total shareholders' equity                                 257,698               426,667
                                                              -------------         -------------
Total liabilities and shareholders' equity                    $    678,818          $    745,508
                                                              =============         =============


See accompanying notes to consolidated condensed financial statements

                                               1

                                 OCG TECHNOLOGY, INC. AND SUBSIDIARIES
                            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                          (UNAUDITED)

                                                     THREE MONTHS ENDED SEPTEMBER 30,

                                                           2001              2000
                                                      -----------         -----------
Revenue:

        Sales                                         $    10,774         $    24,909
                                                      -----------         -----------

Costs and expenses:

        Cost of sales                                       1,994                   0

        Marketing, general and administrative              76,669              43,513

        Depreciation and Amortization                      30,851              25,135

        Product development costs                          76,229             130,922

        Interest - net                                          0                (476)
                                                      -----------         -----------
Total Expenses                                            185,743             199,094
                                                      -----------         -----------
Net Loss                                              $  (174,969)        $  (174,185)
                                                      ===========         ===========

Weighted average number of Common
        Shares outstanding during period               33,951,661          32,320,485
                                                      ===========         ===========


Loss per Common Share                                 $    ($0.01)        $    ($0.01)
                                                      ===========         ===========





          See accompanying notes to consolidated condensed financial statements



                                            OCG TECHNOLOGY, INC. AND SUBSIDIARIES
                                                  STATEMENTS OF CASH FLOWS
                                                         (UNAUDITED)

                                                                                               THREE MONTHS ENDED SEPTEMBER 30,
                                                                                               --------------------------------
                                                                                                   2001               2000
Cash flows from operating activities:
        Net income (loss)                                                                      $ (174,969)       $ (174,185)
                                                                                               ----------        ----------
        Adjustments to reconcile net income (loss)
          to net cash used in operating activities:
                Depreciation and amortization                                                      30,851            25,135
                Issuance of stock and warrants for services                                         6,000             6,000

        Changes in assets and liabilities
                (Increase) decrease in receivables                                                  7,210            (2,794)
                (Increase) decrease in notes receivable (sale of business)                              0            39,908
                (Increase) decrease in other current assets                                        84,736            23,522
                (Increase) decrease in inventory                                                   (8,856)                0
                (Decrease) in accounts payable and accrued expenses                                (6,722)          (14,928)
                                                                                               ----------        ----------
                        Total adjustments                                                         113,219            76,843
                                                                                               ----------        ----------
                        Net cash used in operating activities                                     (61,750)          (97,342)
                                                                                               ----------        ----------
Cash flows from investing activities:
       Capitalized software development costs                                                     (33,412)                0
      (Increase)decrease in property and equipment                                                      0              (355)

Cash flows from financing activities:
        Increase (decrease)in notes                                                               101,000            35,000
        Increase (decrease)in bank loans                                                            8,000                 0
        Proceeds from issuance of common stock                                                          0            75,000
                                                                                               ----------        ----------
                        Net cash changes from investing and financing activities                   75,588           109,645
                                                                                               ----------        ----------
Net increase (decrease) in cash                                                                    13,838            12,303

Cash, beginning of period                                                                           7,774            37,829
                                                                                               ----------        ----------
Cash, end of period                                                                            $   21,612        $   50,132
                                                                                               ==========        ==========


See accompanying notes to consolidated condensed financial statements

              OCG TECHNOLOGY, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                           (UNAUDITED)

1. In the opinion of the Company, (which, together with its subsidiaries, unless the context otherwise requires, is referred to as "OCGT"), the accompanying unaudited consolidated condensed financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of September 30, 2001 and the results of operations for the three months ended September 30, 2001 and 2000 and the statements of cash flows for the three months ended September 30, 2001 and 2000. The June 30, 2001 balance sheet has been derived from the Company's audited financial statements.

     The results of operations for the three months ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year.

     While the Company believes that the disclosures presented are adequate to make the information not misleading, it is suggested that these condensed financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's latest annual report on Form 10-KSB.

     The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. Because of significant operating losses, the Company's ability to continue as a going concern is dependent upon its ability to obtain sufficient additional financing and, ultimately, upon future profitable operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

2. Earnings per share is computed using the weighted average number of shares outstanding during the periods. The effect of warrants outstanding would be anti-dilutive.

3. Other assets decreased due primarily to the amortization of the value previously assigned under a Black Scholes calculation to warrants issued for marketing and corporate services to be rendered and rent and other services. This value continues to be amortized over the life of the services rendered .

4.   Capital Changes:

     During the three months ended September 30, 2001, for services rendered in accord with the terms of a consulting agreement, warrants were issued to purchase a total of 15,000 shares of the Company's common stock at exercise prices ranging between $0.15 to $0.25 per share with exercise dates of said warrants expiring between July 1 to September 1, 2003. The Company reflected a total expense of $6,000 for the three month period ending September 30, 2001.

     During the three months ended September 30, 2001, for business development services to be rendered in accord with the terms of a consulting agreement, OCGT issued warrants to purchase an aggregate of 1,500,000 shares of the Company's common stock at exercise price $0.10 per share with an exercise date of said warrants expiring July 31, 2003.

     During the three months ended September 30, 2001, for business development services to be rendered in accord with the terms of a consulting agreement, OCGT issued warrants to purchase an aggregate of 400,000 shares of the Company's common stock at exercise price $0.10 per share with an exercise date of said warrants expiring August 31, 2003.

     During the three months ended September 30, 2001, for business development services to be rendered in accord with the terms of a consulting agreement, OCGT issued warrants to purchase an aggregate of 200,000 shares of the Company's common stock at exercise price $0.10 per share with an exercise date of said warrants expiring August 31, 2003.

     During the three months ended September 30, 2001, for business development services to be rendered in accord with the terms of a consulting agreement, OCGT issued warrants to purchase an aggregate of 800,000 shares of the Company's common stock at exercise price $0.10 per share with an exercise date of said warrants expiring August 31, 2003.

     During the three months ended September 30, 2001, for business development services to be rendered in accord with the terms of a consulting agreement, OCGT issued warrants to purchase an aggregate of 1,500,000 shares of the Company's common stock at exercise price $0.10 per share with an exercise date of said warrants expiring September 30, 2003.

     The Company has agreed to replace its current promissory notes with secured convertible notes which will enable the holders to convert their loans into a class of convertible preferred stock to be created.

                          LEGAL MATTERS

     Legal matters in connection with the validity of the issuance of the securities offered hereby will be passed upon for the Company by Wynne B. Stern, Jr., 1890 Palmer Avenue, Suite 302, Larchmont, New York 10538, as counsel. Mr. Stern owns, and has warrants to purchase, shares of Common Stock. See "SELLING STOCKHOLDERS".

                             EXPERTS

     The consolidated balance sheets of OCG Technology, Inc. and its subsidiaries, as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the periods then ended, and the related financial statement schedules included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2001, have been audited by Arthur Yorkes & Company LLP, independent certified public accountants, whose qualified report thereon, (which includes an explanatory paragraph regarding the ability of the Company to continue as a going concern), is provided in this Prospectus, and have been given upon the authority of said firm as experts in accounting and auditing.

                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: the New York Regional office, 233 Broadway, New York, N.Y. 10279; and at its Chicago Regional office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400,Chicago, Illinois 60661. Copies of such material can be obtained from the commission, at prescribed rates, by addressing written requests for such material to the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http:/www.sec.gov) through which the Company's periodic reports and other information may can be retrieved. This Prospectus does not contain all information set forth in the Amendment No. 1 to Form S-3 on Form SB-2 Registration Statement (together with any amendments thereto, hereinafter referred to as the "Registration Statement") and exhibits thereto, which the Company has filed with the Commission under the Securities Act, and to which reference is hereby made.

                             PART II


              INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
          -----------------------------------------

     The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to a proceeding or threatened proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was, at the request of the corporation, serving in any of such capacities in another corporation or other enterprise. This statute describes in detail the right of a Delaware corporation to indemnify any such person. Article Tenth of the Registrant's amended Certificate of Incorporation provides:

     No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to the corporation or its stockholders
     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such appeal or modification.

Article VI of the By-laws, as amended, of the Registrant provides generally for indemnification of all such directors, officers, employees and agents to the full extent permitted under the above-referenced section 145 of Delaware General Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



ITEM. 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
          -------------------------------------------
     The Company will bear all costs and expenses in connection with the sale and distribution of the shares being registered. The following table sets forth the costs and expenses of the sale of such shares:



                            Description                        Amount
                            -----------                      ---------

          Securities and Exchange Commission filing fee...   $  441.32
          Legal and accounting fees.......................   $1,000.00*
          Miscellaneous...................................   $1,000.00*
-----------
* Estimated


ITEM  26.  RECENT SALES OF UNREGISTERED SECURITIES.
           ---------------------------------------

During April 1999, upon the exercise of Warrants, the Company issued 50,000 shares of its Common Stock, $0.01 par value per share as follows: 15,000 shares to Carver Nebbe, upon his payment of an exercise price of $0.40 per share, an aggregate of $6,000; 15,000 shares to Charity Nebbe, upon her payment of an exercise price of $0.35 per share, an aggregate of $5,250; and 20,000 shares to Nathan Nebbe, upon his payment of an exercise price of $0.35 per share, an aggregate of $7,000. All three of these recipients were familiar with OCGT's business plans and made the investment decision on the basis of material information disclosed to them by OCGT. Issuance was made in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

On August 24, 1999, the Company issued 833,333 shares of its Common Stock, $.01 par value per share, to Forwad Corporation, a creditor, in cancellation of $225,000 of loans made to the Company at a price of $0.27 per share, in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933. Forwad Corporation was familiar with OCGT's business plans and made the investment decision on the basis of material information disclosed to them by OCGT.

On November 22, 1999, the Company issued 100,000 shares of its Common Stock, $.01 par value per share, to Denise Austin ("DA") as part of the compensation to be paid to DA under the terms of an agreement which authorized the Company's wholly owned subsidiary to create and market the Web site known as
"DeniseAustin.com"   The shares were valued at $42,187, or at a price of
$0.42187 per share. Issuance was made in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

On January 5, 2000, the Company issued 100,000 shares of its Common Stock, $.01 par value per share, to The Stock Advisor, Inc. as full and complete compensation for public relations services. The shares were valued at $40,993, or at a price of $0.4099 per share. Issuance was made in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

On January 5, 2000, the Company issued 200,000 shares of its Common Stock, $.01 par value per share, to Forwad Corporation, a creditor, in cancellation of $50,000 of loans made to the Company, or at a price of $0.25 per share, in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933. Forwad Corporation was familiar with OCGT's business plans and made the investment decision on the basis of material information disclosed to them by OCGT.

On November 30, 2000, the Company issued 150,000 shares of its Common Stock, $.01 par value per share, to Douglas G. Levine, a creditor, in cancellation of $34,384 of loans made to the Company, or at a price of $0.25 per share, in reliance upon the exemption from registration contained in
Section 4(2) of the Securities Act of 1933. Douglas G. Levine was familiar with OCGT's business plans and made the investment decision on the basis of material information disclosed to them by OCGT.


On November 30, 2000, the Company issued 264,000 shares of its Common Stock, $.01 par value per share, to Diaz Corporation, a creditor, in cancellation of $66,000 of loans made to the Company, or at a price of $0.25 per share in reliance upon the exemption from registration contained in
Section 4(2) of the Securities Act of 1933. Diaz Corporation was familiar with OCGT's business plans and made the investment decision on the basis of material information disclosed to them by OCGT.

On November 30, 2000, the Company issued 600,000 shares of its Common Stock, $.01 par value per share, to Forwad Corporation, a creditor, in cancellation of $150,000 of loans made to the Company, or at a price of $0.25 per share, in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933. Forwad Corporation was familiar with OCGT's business plans and made the investment decision on the basis of material information disclosed to them by OCGT.

In December, 2000, the Company issued 555,556 shares of its Common Stock, $.01 par value per share, to Dolphin Investments, Ltd., a creditor, in cancellation of $75,000 of loans made to the Company, or at a price of $0.135 per share, in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933. Dolphin Investments, Ltd. was familiar with OCGT's business plans and made the investment decision on the basis of material information disclosed to them by OCGT.

On March 27, 2001, the Company issued 1,000,000 shares of its Common Stock, $.01 par value per share, to the Glen M. Lloyd, Rev. Tr. u/a DTO 7/20/90, Linda J. Nebbe, Ttee, for the total payment to the Company of $80,000, or at a price of$0.08 per share, in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933. Dennis Nebbe, financial advisor to the Trust, is familiar with OCGT's business plans and made the investment decision on the basis of material information disclosed to them by OCGT.

On March 27, 2001, the Company issued 125,000 shares of its Common Stock, $.01 par value per share, to Curtis Shiver, a shareholder of the Company, for the total payment to the Company of $10,000, or at a price of $0.08 per share, in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933. Curtis Shiver is familiar with OCGT's business plans and made the investment decision on the basis of material information disclosed to them by OCGT.

On March 27, 2001, the Company issued 187,500 shares of its Common Stock, $.01 par value per share, to Diaz Corporation, a creditor, in cancellation of $15,000 of loans made to the Company, or at a price of $0.08 per share in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933. Diaz Corporation was familiar with OCGT's business plans and made the investment decision on the basis of material information disclosed to them by OCGT.

On March 27, 2001, the Company issued 750,000 shares of its Common Stock, $.01 par value per share, to Dolphin Investments, Ltd., a creditor, in cancellation of $60,000 of loans made to the Company, or at a price of $0.08 per share, in reliance upon the exemption from registration contained in
Section 4(2) of the Securities Act of 1933. Dolphin Investments, Ltd. was familiar with OCGT's business plans and made the investment decision on the basis of material information disclosed to them by OCGT.

On October 22, 2001, the Company issued 100,000 shares of its Common Stock, $.01 par value per share, to The Stock Advisor, Inc. as full and complete compensation for public relations services. The shares were valued at $12,063, or at a price of$0.12 per share. Issuance was made in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

On October 22, 2001, the Company issued 80,000 shares of its Common Stock, $.01 par value per share, to Private Capital Group, Inc. as full and complete compensation for consulting services in financial matters and corporate planning. The shares were valued at $9,648, or at a price of $0.12 per share. Issuance was made in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

On October 22, 2001, the Company issued 250,000 shares of its Common Stock, $.01 par value per share, to LiquideT, Inc. as full and complete compensation for public relations services. The shares were valued at $30,000, or at a price of $0.12 per share. Issuance was made in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933.


ITEM 27.  EXHIBITS
          --------
Exhibit No.  Description
-----------  -----------
 3.1(a)** Certificate of Incorporation of Registrant filed July 3, 1969 (incorporated by reference to Exhibit 3.1(a) to the Annual Report on Form 10-K for the Year ended June 30, 1985).

 3.1(b)** Certificate of Amendment of Certificate of Incorporation filed March 28, 1973 (incorporated by reference to Exhibit 3.1(b) to the Annual Report on Form 10-K for the Year ended June 30, 1985).

 3.1(c)** Certificate of Ownership and Merger filed June 21, 1974 (incorporated by reference to Exhibit 3.1(c) to the Annual Report on Form 10-K for the Year ended June 30, 1985).

 3.1(d)** Certificate of Change of Agent and Location of Registrant filed December 16, 1976 (incorporated by reference to Exhibit 3.1(d) to the Annual Report on Form 10-K for the Year ended June 30, 1985).

 3.1(e)** Certificate of Amendment of Certificate of Incorporation filed December 26, 1985 (incorporated by reference to Exhibit 3.1(e) to the Annual Report on Form 10-K for the year ended June 30, 1987).

 3.1(f)** Certificate of Resolutions Creating Series A Convertible Preferred Stock filed January 23, 1986 (incorporated by reference to Exhibit 3.1(f) to the Annual Report on Form 10-K for the year ended June 30, 1987).

 3.1(g)** Certificate of Correction filed to Correct A Certain Error in the Certificate of Amendment of the Certificate of Incorporation filed March 26, 1986 (incorporated by reference to Exhibit 3.1(g) to the Annual Report on Form 10-K for the year ended June 30,
             1987).

 3.1(h)**    Certificate of Correction filed to Correct Certain Errors in
             the Certificate of Stock   Designation filed March 26, 1986
             (incorporated by reference to Exhibit 3.1(h) to the Annual Report on Form 10-K for the year ended June 30, 1987).

 3.1(i)** Certificate of Amendment of Certificate of Incorporation filed August 18, 1987 (incorporated by reference to Exhibit 3.1(i) to the Annual Report on Form 10-K for the year ended June 30, 1988).

 3.1(j)** Certificate of Change of Agent and Location of Registrant filed April 9, 1991 (incorporated by reference to Exhibit 3.1(j) to the Annual Report on Form 10-K for the Year ended June 30, 1991).

 3.1(k)** Certificate of Resolutions Creating Series E Convertible Preferred Stock filed June 19, 1992 (incorporated by reference to Exhibit 3.1(k) to the Annual Report on Form 10-K for the year ended June 30, 1992).

 3.1(1)** Certificate of Correction filed to Correct Certain Errors in the Certificate of Amendment of the Certificate of Incorporation filed June 19, 1992 (incorporated by reference to Exhibit 3.1(1) to the Annual Report on Form 10-K for the year ended June 30,
             1992).

 3.1(m)** Certificate of Amendment of Certificate of Incorporation filed June 7, 1996 (incorporated by reference to Exhibit 3(i).10 to the Annual Report on Form 10-KSB for the year ended June 30, 1996).

 3.1(n)** Certificate of Resolutions Creating Series B Convertible Preferred Stock filed May 3, 1994 (incorporated by reference to Exhibit 4 to the Current Report on Form 8-K filed June 1,
             1994).

 3.1(o)** Certificate of Amendment No.1 Filed to Modify the Certificate of Designation Creating Series B Preferred Stock filed August 30, 1996 (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-KSB for the year ended June 30, 1996).

  5 *        Opinion of Wynne B. Stern, Jr.
 23.1 *      Consent of  Arthur Yorkes & Company LLP
 23.2 *      Consent of Wynne B. Stern, Jr. (included in Exhibit 5)
-----------------
 * Filed herewith



ITEM 28. UNDERTAKINGS
         ------------
   See Item 24.

In this Registration Statement, OCGT is including undertakings required pursuant to Rule 415 of the Securities Act.

Under Rule 415 of the Securities Act, OCGT is registering securities for an offering to be made on a continuous or delayed basis in the future. The registration statement pertains only to securities (a) the offering of which will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial
effectiveness  and (b)   are  registered  in  an  amount  which,  at  the
time the registration statement becomes effective, is reasonably expected to be offered and sold within two years from the initial effective date of the registration.

Based on the above-referenced facts and in compliance with the above-referenced rules, OCGT includes the following undertakings in this Registration Statement:

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period, in which offers or sales of securities are being made, a post-effective amendment to this Registration Statement to:

     (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

    (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

   (iii) include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act of 1933, as amended, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time shall be the initial bona fide offering thereof.

(3) File a post-effective to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Amendment No. 1 to Form S-3 on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of New Rochelle, State of New York, on January 25, 2002.

                                        OCG TECHNOLOGY, INC.

                                        /s/ Edward C. Levine
                                        --------------------
                                    By: Edward C. Levine, President
                                        (Principal Executive Officer)


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                    Title                     Date
       ---------                    -----                     ----

/s/ Edward C. Levine
    ----------------
    Edward C. Levine        President and Director      January 25, 2002


/s/ Jeffrey P, Nelson
    -----------------
    Jeffrey P. Nelson       Secretary and Director      January 25, 2002

/s/ Jarema S. Rakoczy
    -----------------
    Jarema S. Rakoczy       Director                    January 25, 2002

                                 EXHIBIT INDEX


Exhibit No.              Description                             Page

 5 *             Opinion of Wynne B. Stern, Jr.

23.1 *           Consent of Arthur Yorkes & Company LLP

23.2 *           Consent of Wynne B. Stern, Jr.
--------------
* Filed herewith

                           EXHIBIT 23.1


                     CONSENT OF INDEPENDENT
                  CERTIFIED PUBLIC ACCOUNTANTS




OCG Technology, Inc.
New Rochelle, New York


   We hereby consent to the use in this Registration Statement of OCG Technology, Inc., on Amendment No.1 to Form S-3 on Form SB-2, of our report dated October 4, 2001 of OCG Technology, Inc. for the years ended June 30, 2001 and 2000, which are part of this Registration Statement, and to all references to our firm included in this Registration Statement.




                                          /s/Arthur Yorkes and Company LLP
                                          --------------------------------
New York, New York                           Arthur Yorkes and Company LLP
January 22, 2002                              Certified Public Accountants

                           EXHIBIT 23.2




                       Wynne B. Stern, Jr.
                        Attorney At Law
                  1890 Palmer Avenue, Suite 302
                      Larchmont, NY 10538


                            January 22, 2002

OCG Technology, Inc.
56 Harrison Street
5th Floor
New Rochelle, New York 10801

Attn: Edward C. Levine

                          Re: OCG Technology. Inc. (the "Company")
                              Registration Statement on Form S-3, as Amended
                              ----------------------------------------------

Gentlemen:

   At your request, we have examined the form of the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "SEC") on January 2, 2002, and Amendment No. 1 to Form S-3 on Form SB-2 thereto to be filed with the SEC on or about January 22, 2002 (collectively, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 16,786,778 shares of its common stock, $.01 par value per share (the "Stock").

   In rendering the following opinion, we have examined and relied only upon the documents and certificates of officers and directors of the Company as are specifically described below. ln our examinations we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and no others:

      1. Certificate of Incorporation of the Company, as amended to date.

      2. By-Laws of the Company, as amended to date.

      3. Resolutions adopted by the Board of Directors of the Company.

      4. The Company's most recent Annual Report on Form 10-KSB.

      5. The Company's most recent Quarterly Report on Form 10-QSB.

      6. Certain corporate books and records.

      7. Officer and Director representation letters.


   We have not undertaken, and do not intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

   Based on the foregoing, it is our opinion that the Stock which has been issued, and to the extent authorized, which will be issued upon due exercise of the warrants and payment therefor, subject to the effectiveness of the Registration Statement and compliance with applicable blue sky laws, is, and upon due execution of the warrants and payment therefor, will be, duly and validly authorized, fully-paid and non assessable.

   We express no opinion as to compliance with the securities or "blue sky" laws of any state in which the Stock is proposed to be offered and sold or as to the effect, if any, which noncompliance with such laws might have on the validity of issuance of the Stock.

   We hereby Consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission, or under any state or other jurisdictions' securities act for purposes of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the Stock in connection with the offering described in the Registration Statement. Other than as provided in the preceding sentence this opinion (i) is addressed solely to you; (ii) may not be relied upon by any other party; (iii) covers only matters of Federal law, and nothing in this opinion shall be deemed to apply any such opinion to the laws of any other jurisdiction; (iv) may not be quoted or reproduced or delivered by you to any other person; and (v) may not be relied upon by you, or by anyone else, for any other purpose whatsoever. Nothing herein shall be deemed to relate to, or constitute, an opinion concerning any matters not specifically set forth above.

   By giving you this opinion and consent, we do not admit that we are an expert with respect to any part of the Registration Statement or any Prospectus within the meaning of the term "expert" as used in Section 7 of the Securities Act of l933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

   The information set forth herein is as of the date of this letter. We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

                                    Very truly yours,


                                    /s/Wynne B. Stern, Jr.
                                    ----------------------
                                       Wynne B. Stern, Jr.